Exhibit 1A-6A

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This Agreement is dated as of September 16, 2019 between Wolverine Partners Corp. (the "Purchaser"), Radicle Cannabis Holdings Inc. (the "Vendor") and Gage Co. Inc. ("Gage Co").

W H E R E A S :

A.	The Vendor desires to sell and to cause Gage Co to sell, the Gage Brand (as hereinafter defined) and the Purchaser desires to purchase the Gage Brand, on the terms and conditions set forth in this Agreement.

B.	The Purchaser desires to license the Licensed Gage Brand (as hereinafter defined) to the Vendor, and the Vendor desires to receive a license to the Licensed Gage Brand, on the terms and conditions set forth in this Agreement.

C.	As of the Closing Date, the Vendor and the Purchaser shall enter into the Cookies Agreement (as hereinafter defined).

NOW THEREFORE this Agreement witnesses that in consideration of the premises and covenants set forth below, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, the following words and phrases have the meaning set out beside them:

(a)	"Agreement" means this agreement and all amendments made to it by written agreement among the Purchaser, the Vendor and Gage Co.

(b)	"Ancillary Documents" means each document in addition to this Agreement delivered by or for a Party in order to give effect to the Transaction.

(c)	"Business Day" means any day, other than a Saturday or Sunday or any day which is a statutory holiday in the Province of Ontario.

(d)	"Closing Date" means September 16, 2019, or such other date as the Parties may agree on in writing.

(e)	"Cookies" means Cookies Creative Consulting & Promotions, LLC.

(f)	"Cookies Agreement" means the agreement between Cookies and the Vendor referred to and attached hereto as Schedule "A".

(g)	"Deposit" means the refundable deposit of $250,000 paid by the Purchaser to the Vendor on or around August 13, 2019.

(h)	"Derivative" means any work based upon the Gage Brand, such as a revision, modification, translation (including compilation or recapitulation by computer), abridgement, expansion, or any other form in which the Gage Brand may be recast, transformed, or adapted, and that, if prepared without authorization by the Purchaser would constitute a copyright infringement.

(i)	"Encumbrances" means any mortgage, lien, charge, hypothec, pledge, action, claim, security interest or demand of any kind whatsoever and howsoever arising in any property, whether real, personal or mixed, tangible or intangible, (and including, in the case of shares or other securities, shareholders agreements, voting trust agreements and similar arrangements).

EXECUTION VERSION

(j)	"Gage Brand" means: (a) trademarks, trade names, copyrights, domain names (including those domain names attached hereto as Schedule “B”), social media (including the accounts attached hereto as Schedule “B”), all associated registrations and applications for registration of any of the foregoing, and all associated rights, including moral rights, in any of the foregoing; and (b) the goodwill related to any of the foregoing, including the goodwill represented by packaging, labelling, advertising, marketing and promotional materials; all in connection with the trademarks: (i) “GAGE” Canadian application no. 1868389; (ii) “GAGE”, U.S. serial no. 88309277 and 87695693; (iii) “GAGE LIFE”, Canadian application no. 1868390; (iv) “GAGE LIFE”, a common law trademark in the U.S.; (v) “SMALL BATCH HIGH EXPECTATIONS”, Canadian application no. 1929251; (vi) “SMALL BATCH HIGH EXPECTATIONS”, U.S. serial no. 88376108; (vii) “HIGH EXPECTATIONS”, Canadian application no. 1929255; (viii) “HIGH EXPECTATIONS”, U.S. serial no. 88423373; (ix) “SMALL BATCH”, a common law trademark in Canada and the U.S.; (x) “THE CRAFT PACK”, Canadian application no. 1953176; (xi) “THE CRAFT PACK”, U.S. serial no. 8475030; (xii) “THE ART OF CRAFT CANNABIS”, Canadian application no. 1929248; and (xiii) “THE ART OF CRAFT CANNABIS”, a common law trademark in the U.S; all as owned by Gage Co or the Vendor (as applicable and as specified in Schedule “C”).

(k)	"Gage Co" means Gage Co. Inc.

(l)	"Gage License" means a sole (with respect to the relevant trademarks, and exclusive, with respect to the relevant domains, Instagram account, and Twitter account), non- transferrable, revocable (in accordance with its terms), limited permission, consent and license granted by the Purchaser to the Vendor to use the Licensed Gage Brand in Canada for a period of five (5) years from the Closing Date, or for a longer term if agreed in writing by the Parties any time prior to the end of five (5) years from the Closing Date.

(m)	"GST" means taxes, interest, penalties and fines imposed under Part IX of the GST Legislation and the regulations made thereunder.

(n)	"GST Legislation" means the Excise Tax Act (Canada) and the regulations made thereunder.

(o)	"Intellectual Property Rights" means any and all rights associated with works of authorship, including copyright, copyright applications, copyright registrations, neighboring rights, moral rights, industrial design and trade design rights, rights relating to the protection of trade secrets and Confidential Information including know-how, trademark and trade name rights, and all other intellectual and industrial property rights, whether registered or unregistered, rights analogous to those set forth in this sub-section 1.1(o) and any other proprietary rights, and divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

(p)	"Licensed Gage Brand" means (a) the trademarks: (i) “GAGE” Canadian application no. 1868389; (ii) “GAGE”, U.S. serial no. 88309277 and 87695693; (iii) “GAGE LIFE”, Canadian application no. 1868390; (iv) “GAGE LIFE”, a common law trademark in the U.S.; (v) “SMALL BATCH HIGH EXPECTATIONS”, Canadian application no. 1929251; (vi) “SMALL BATCH HIGH EXPECTATIONS”, U.S. serial no. 88376108; (vi) “HIGH EXPECTATIONS”, Canadian application no. 1929255; (vii) “HIGH EXPECTATIONS”, U.S. serial no. 88423373; (viii) “SMALL BATCH”, a common law trademark in Canada and the U.S.; (ix) “THE CRAFT PACK”, Canadian application no. 1953176; (x) “THE CRAFT PACK”, U.S. serial no. 88475030; (xi) “THE ART OF CRAFT CANNABIS”, Canadian application no. 1929248; and (xii) “THE ART OF CRAFT CANNABIS”, a common law trademark in the U.S.; (b) the domain names www.gage.ca and www.gagecannabis.ca; (c) the Instagram account @gagecannabiscanada; and (d) the Twitter account @gagecanada.

EXECUTION VERSION

(q)	"Parties" means the Vendor, Gage Co and the Purchaser and "Party" means any of the Parties.

(r)	"Purchaser" means Wolverine Partners Corp.

(s)	"Purchase Price" shall have the meaning ascribed to such term as set-out under Section 2.2 of this Agreement.

(t)	"Subordinate Voting Shares" means 250,000 subordinate voting shares in the share capital of the Purchaser.

(u)	"Transaction" means the purchase and sale of the Gage Brand and the grant of the Gage License, all in accordance with the provisions of this Agreement.

(v)	"Vendor" mean Radicle Cannabis Holdings Inc.

1.2	Interpretation

(a)	All references in this Agreement to the masculine, neuter, singular or plural will be interpreted to include the masculine, feminine, neuter, singular or plural, where applicable. All headings in this Agreement are intended solely for the convenience of the Parties, and no heading will be considered to affect the meaning or interpretation of any part of the Agreement. All dollar amounts referred to in this Agreement are in Canadian funds.

(b)	Except as expressly provided to the contrary in this Agreement, each section, part, term and/or provision of this Agreement will be considered severable. If for any reason any part of this Agreement is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, it will not impair the operation of, or have any other effect on, any other part of this Agreement as may remain otherwise intelligible, and that part will continue to be given full force and effect and bind the Parties. The invalid part or parts will be considered not to be a part of this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1	Agreement to Purchase

Subject to the terms and conditions of this Agreement:

(a)	On the Closing Date (or as otherwise noted in this Agreement), the Vendor agrees to:

(i)	sell and to cause Gage Co to sell, and the Purchaser agrees to purchase, the Gage Brand;

(ii)	enter into the Gage License; and

(iii)	enter into the Cookies Agreement as provided for in Schedule “A”.

EXECUTION VERSION

(b)	On the Closing Date, the Purchaser agrees to:

(i)	grant to the Vendor and enter into the Gage License; and

(ii)	enter into the Cookies Agreement as provided for in Schedule “A”.

2.2	Payment of Purchase Price

Subject to any adjustments as set out in this Agreement, the purchase price in respect of the Transaction shall be paid on the Closing Date as follows: a cash payment of $250,000.00, paid by the Purchaser to the Vendor, satisfied entirely by the Vendor retaining the Deposit. The Vendor shall be issued the Subordinate Voting Shares on or shortly after the date on which the Purchaser has registered the trademark “GAGE” in Canada and the U.S., namely Canadian application no. 1868389 and U.S. serial nos. 88309277 and 87695693. The aforementioned cash payment and issuance of Subordinate Voting Shares are collectively, the "Purchase Price". In the event that the Purchaser is unable to register the trademark “GAGE” in Canada and the U.S., namely Canadian application no. 1868389 and U.S. serial nos. 88309277 and 87695693, the Subordinate Voting Shares shall not form part of the Purchase Price.

2.3	The Vendor's Registration No.

The Vendor is a registrant for the purposes of Part IX of the GST Legislation and whose registration number is 82010 6177 RT0001.

2.4	The Purchaser's Registration No.

The Purchaser is a registrant for the purposes of Part IX of the GST Legislation and whose registration number is 78335 4913 RT0001.

ARTICLE 3
ASSIGNMENT

3.1	Assignment

Each of the Vendor and Gage Co hereby sells, assigns, grants, conveys, transfers, and sets over unto the Purchaser its entire and exclusive right, title, and interest worldwide in and to the Gage Brand and any Derivative, and to all assets, contracts, rights, and obligations related thereto, including without limitation:

(a)	any trademark applications and registrations for the Gage Brand;

(b)	any common law rights in the Gage Brand or any variations thereof and any confusingly similar registered or unregistered rights thereto;

(c)	any goodwill attached or related to the Gage Brand;

(d)	the right to take action and recover in respect of any and all causes of action and rights to sue for past infringement or similar violations of associated intellectual property rights in the Gage Brand; and

(e)	the right to oppose any application to register any trademark which is or may be confusingly similar to the Gage Brand;

all to be held by the Purchaser, its successors and assigns, as fully and effectively as they would have been held by Gage Co had this assignment not been made.

EXECUTION VERSION

3.2	Gage Brand Representations

Each of the Vendor and Gage Co represents, warrants and covenants that:

(a)	each of the Vendor and Gage Co is sole beneficial (and where its interests are registered, the sole registered) owner of its right, title, and interest in the Gage Brand as set out herein, including all associated Intellectual Property Rights (other than as set out herein), and it has full right to convey such entire right, title, and interest;

(b)	its portion of the Gage Brand is original;

(c)	to the best of its knowledge and other than as set out below, the Gage Brand does not infringe or misappropriate any intellectual property right of any other person or entity;

(d)	to the best of its knowledge, other than (a) a potential opposition proceeding with respect to a potential opposition by Gage Specialties LLC in relation to the GAGE trademark, U.S. serial no. 87/695,693 (b) the Canadian Intellectual Property Office's citation of (i) the Brandster Branding Ltd. application no. 1,850,250 against the "GAGE" Canadian application no. 1,868,389 and the "GAGE LIFE" Canadian application no. 1,868,390; and (ii) the Cronos Group Inc. HIGH EXPECTATIONS application no. 1,928,698 against the "SMALL BATCH HIGH EXPECTATIONS" Canadian application no. 1,929,251 and the "HIGH EXPECTATIONS" Canadian application no. 1,929,255; (c) the Caipco LLC US application no. 87/806,329 for the GAGE mark and (d) the Gage Cannabis Company Final Certificate of Registration through the Massachusetts Cannabis Control Commission (on May 31, 2019); there is no claim or threatened or potential claim that the Gage Brand or use of the Gage Brand infringes, violates, or breaches the rights of any other person or entity; and

(e)	it will not create or use any confusingly similar intellectual property to the Gage Brand, nor shall it use the Gage Brand without prior written consent and license from the Purchaser.

3.3	Moral Rights

Gage Co acknowledges the existence of moral rights pursuant to the Copyright Act (Canada), and has waived or shall cause the owners of such moral rights to waive in respect of the Purchaser any and all moral rights in the Gage Brand and any Derivative.

3.4	Assignment Documents

Each of the Vendor and Gage Co shall execute any assignment in registrable form to effect the assignment of the Gage Brand with the Canadian Intellectual Property Office upon request by the Purchaser, its successors and assigns, and to recognize the Purchaser's rights, as the Purchaser of the Vendor's and Gage Co.'s entire right, title, and interest in and to the Gage Brand in Canada.

3.5	Registrations

Each of the Vendor and Gage Co, on behalf of itself, its successors, assigns and legal representatives, hereby covenants and agrees, without further consideration, to do all such lawful acts and things and to execute such further lawful assignments, documents, assurances, applications and other instruments as reasonably may be required by the Purchaser, its successors, and assigns, to obtain any and all registrations or renewals for the Gage Brand and to vest the same in the Purchaser, its successors, and assigns.

EXECUTION VERSION

ARTICLE 4

GAGE LICENSE

4.1	Grant

The Purchaser hereby grants to the Vendor, and the Vendor accepts from the Purchaser, the Gage License, and, at the time of execution of this Agreement, the Parties shall enter the Gage License Agreement in furtherance thereof, as attached hereto as Schedule "D".

4.2	Moral Rights

The Purchaser waives or shall arrange for any and all authors or creators to waive, all moral rights in the Gage Brand for the purposes of the Gage License.

4.3	Security Interest

Without first advising the Purchaser, the Vendor shall not directly or indirectly, make, create, incur, assume or suffer to exist, any security interest, lien (statutory or otherwise), charge or other encumbrance of any nature upon or with respect to the Gage Brand.

ARTICLE 5

CONDITIONS

5.1	Conditions for the Benefit of the Purchaser

The Purchaser's obligation to complete the Transaction is subject to the fulfillment or satisfaction of, or compliance with, all of the following conditions, by the Closing Date or such earlier date as may be specified below, each of which is for the exclusive benefit of the Purchaser and may be waived by it in whole or in part by written notice to the Vendor at any time, provided that, if the Purchaser has not notified the Vendor in writing that a condition has been satisfied or waived, then it shall be deemed not to have been satisfied or waived:

(a)	all of the representations, warranties, and covenants of the Vendor and Gage Co made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Date;

(b)	the Vendor and Gage Co shall have performed or complied with, in all material respects, all of the their obligations, covenants and agreements under this Agreement; and

(c)	the Vendor and Gage Co shall have delivered to the Purchaser the Ancillary Documents and other items described in Section 7.1 as required at the Closing Date and all such documents shall be in form and content acceptable to the Purchaser.

5.2	Purchaser's Option on Non-Performance

In case any condition for the benefit of the Purchaser to be performed, satisfied or complied with on or before the Closing Date has not been performed, satisfied or complied with on or before the Closing Date, the Purchaser will have the option:

(a)	to terminate this Agreement by notice in writing to the Vendor and in such event the Vendor, Gage Co and the Purchaser will be released from all obligations under this Agreement, provided that the Vendor and Gage Co shall not be released from the their obligations under this Agreement if the failure to perform, satisfy or comply with any condition is due to any act or omission on the part of the Vendor or Gage Co; or

EXECUTION VERSION

(b)	to waive compliance with any of such conditions, in whole or in part, without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part.

Upon the above, all rights of any nature in the Gage Brand and the Derivatives shall revert to the Vendor and Gage Co and the Purchaser shall execute any assignment in registrable form to effect the assignment of the Gage Brand with any Intellectual Property Office upon request by the Vendor or Gage Co., their successors and assigns, and such other documents to recognize the entire right, title, and interest in and to the Gage Brand and the Derivatives in the Vendor and/or Gage Co.

5.3	Conditions for the Benefit of the Vendor

The Vendor and Gage Co's obligation to complete the Transaction is subject to the fulfillment or satisfaction of, or compliance with, all of the following conditions by the Closing Date, each of which is for the exclusive benefit of the Vendor and may be waived by the Vendor in whole or in part by written notice to the Purchaser at any time, provided that, if the Vendor has not notified the Purchaser in writing that a condition has been satisfied or waived, then it shall be deemed not to have been satisfied or waived:

(a)	all of the representations, warranties, and covenants of the Purchaser made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Date;

(b)	the Purchaser shall have performed or complied with, in all material respects, all of the Purchaser's obligations, covenants and agreements under this Agreement; and

(c)	the Purchaser shall have delivered to the Vendor the Ancillary Documents and other items described in Section 7.2 as required at the Closing Date and all such documents shall be in form and content acceptable to the Vendor.

5.4	Vendor's Option on Non-Performance

In case any condition for the benefit of the Vendor to be performed, satisfied or complied with on or before the Closing Date has not been performed, satisfied or complied with on or before the Closing Date, the Vendor will have the option:

(a)	to terminate this Agreement by notice in writing to the Purchaser and in such event the Vendor and the Purchaser will be released from all obligations under this Agreement, provided the Purchaser shall not be released from its obligations under this Agreement if the failure to perform, satisfy or comply with any condition is due to any act or omission on the part of the Purchaser; or

(b)	to waive compliance with any of such conditions, in whole or in part, without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part.

Upon the above, all rights of any nature in the Gage Brand and the Derivatives shall revert to the Vendor and Gage Co and the Purchaser shall execute any assignment in registrable form to effect the assignment of the Gage Brand with any Intellectual Property Office upon request by the Vendor or Gage Co., their successors and assigns, and such other documents to recognize the entire right, title, and interest in and to the Gage Brand and the Derivatives in the Vendor and/or Gage Co.

EXECUTION VERSION

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Vendor and Gage Co's Representations, Warranties and Covenants

Each of the Vendor and Gage Co represents, warrants and covenants to the Purchaser as follows:

(a)	It has good and sufficient power, authority and right to enter into and deliver this Agreement, to fully perform its obligations thereunder, and to transfer the legal and beneficial title and ownership of its portion of the Gage Brand to the Purchaser free and clear of all Encumbrances. All corporate action necessary to authorize the entering into and completion of this Agreement has been validly and properly taken.

(b)	This Agreement has been duly executed and delivered by it and is a valid and binding obligation of the Vendor or Gage Co, as applicable, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

(c)	It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, provisions in its articles or by laws, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by it of this Agreement or the performance by it of any of the terms hereof.

(d)	It is not insolvent and no proceedings have been taken or authorized by it or by any other entity with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of it or with respect to any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to, it or any subject of this Agreement nor, to the knowledge of it, have any such proceedings been threatened by any other entity. No encumbrancer has taken possession of any aspect of the Gage Brand and no execution or distress has become enforceable or levied upon any aspect of the Gage Brand.

(e)	There are no actions, suits, investigations, arbitration proceedings or other proceedings in progress, pending or threatened against or affecting it or the Gage Brand.

(f)	It is not a non-resident person within the meaning of section 116 of the Income Tax Act (Canada).

The foregoing representations, warranties, and covenants and those in Section 3.2 above shall be true and current at the Closing Date and shall remain in full force and effect for the benefit of the Purchaser, its successor and assigns in accordance with the provisions of Section 9.1 despite any investigation or due diligence performed by the Purchaser.

The Vendor and Gage Co acknowledge and agree that the Purchaser entered into this Agreement in reliance on these representations, warranties, and covenants which shall be enforceable by the Purchaser and shall survive any termination of the Agreement.

6.2	Purchaser's Representations, Warranties and Covenants

The Purchaser represents, warrants and covenants to the Vendor and Gage Co as follows:

(a)	The Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to fully perform its obligations thereunder. All corporate action necessary to authorize the entering into and completion of this Agreement has been validly and properly taken.

EXECUTION VERSION

(b)	This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

(c)	Except for the consent of Cookies, no third party consent, approval, licence, order, authorization, registration or declaration of, or filing with any governmental authority or third party is required by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement or the Transaction.

(d)	The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, provisions in its articles or by laws, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by it of this Agreement or the performance by it of any of the terms hereof.

(e)	The Purchaser is not a non-Canadian within the meaning of the Investment Canada Act.

(f)	The Purchaser shall (or shall instruct its counsel to) take all reasonable steps involved in registering the trademarks “GAGE” in Canada and the U.S., namely Canadian application no. 1868389 and U.S. serial nos. 88309277 and 87695693, including by defending any opposition or court action regarding such marks.

The foregoing representations, warranties, and covenants shall be true and current at the Closing Date as if made at that time and shall remain in full force and effect for the benefit of the Vendor in accordance with the provisions of Section 9.1 despite any investigation or due diligence performed by the Vendor or Gage Co.

The Purchaser acknowledges and agrees that the Vendor and Gage Co entered into this Agreement in reliance on these representations, warranties, and covenants which shall be enforceable by the Vendor and Gage Co and shall survive any termination of the Agreement.

ARTICLE 7

DELIVERY OF DOCUMENTS

7.1	Vendor Delivery

On or before the Closing Date, the Vendor shall deliver, or cause to be delivered, to the Purchaser the following:

(a)	the Gage License, duly signed by the Vendor;

(b)	the Cookies Agreement, duly signed by the Vendor; and

(c)	the Ancillary Documents and all other documents expressly contemplated by this Agreement or reasonably required by the Purchaser.

7.2	Purchaser Delivery

(a)	On or before the Closing Date the Purchaser shall deliver, or cause to be delivered, to the Vendor or the Vendor's solicitors (as the case may require) the following:

EXECUTION VERSION

(i)	the cash payment aspect of the Purchase Price;

(ii)	the Gage License signed by the Parties thereto;

(iii)	the Cookies Agreement, duly signed by Cookies; and

(iv)	the Ancillary Documents and all other documents expressly contemplated by this Agreement or reasonably required by the Vendor.

(b)	On or shortly after the date on which the Purchaser has registered the trademark “GAGE” in Canada and the U.S., namely Canadian application no. 1868389 and U.S. serial nos. 88309277 and 87695693, the Purchaser shall issue the Subordinate Voting Shares to the Vendor and deliver, or cause to be delivered, a copy of the relevant share certificate to the Vendor or the Vendor's solicitors (as the case may require).

ARTICLE 8

TERMINATION

8.1	Termination

This Agreement may be terminated by mutual written consent of both Parties or as set out in sections 5.2 or 5.4. Upon termination of this Agreement, all assignments and licenses created or entered into as a result of this Agreement shall be terminated concurrently therewith.

ARTICLE 9

SURVIVAL AND INDEMNITY

9.1	Survival of Representations, Warranties and Covenants

The representations, warranties, and covenants set forth in Sections 3.2, 6.1 and 6.2 shall survive the closing of the Transaction and shall continue in full force and effect for the benefit of the other Party, its successors and assigns for a period of 2 years except that the representations, warranties, and covenants contained in subsections 6.1(a), and 6.2(a) shall survive the Closing Date without limitation.

9.2	Survival Period

The period during which the representations, warranties, agreements and covenants shall survive is referred to in this Agreement as the "Survival Period" and such representations, warranties, agreements and covenants shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under this Agreement may be made thereon) if a written notice asserting the claim shall have been duly given in accordance with this Article within the Survival Period with respect to such matter. Any claim for indemnification made during the Survival Period shall be valid and the representations, warranties, agreements and covenants relating thereto shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the Survival Period.

9.3	Purchaser's Indemnity

Subject to the terms and provisions of this Agreement, the Purchaser hereby agrees to indemnify each of Vendor and Gage Co (the "Indemnified Parties") and save the Indemnified Parties harmless from and against any and all claims, demands, actions, causes of action, damages, loss, liability and reasonable expenses which may be made or brought against the Indemnified Parties or which the Indemnified Parties suffer or incur directly as a result of, in respect of or arising out of:

EXECUTION VERSION

(a)	any incorrectness in or misrepresentation or breach of any representation or warranty made by the Purchaser contained in this Agreement or in any Ancillary Document; or

(b)	any failure of the Purchaser to comply with, or any breach or non-fulfillment by the Purchaser of any covenant or agreement of the Purchaser contained in this Agreement or in any Ancillary Document.

9.4	Vendor and Gage Co Indemnity

Subject to the terms and provisions of this Agreement, each of the Vendor and Gage Co (the "Indemnifying Parties"), jointly, hereby agree to indemnify the Purchaser and save it harmless from and against any and all claims, demands, actions, causes of action, damages, loss, liability and reasonable expenses which may be made or brought against the Purchaser or which the Purchaser suffers or incurs directly as a result of, in respect of or arising out of any (and all):

(a)	any failure of the Indemnifying Parties to comply with, or any breach or non-fulfillment by the Indemnifying Parties of any covenant or agreement of the Indemnifying Parties contained in this Agreement or in any Ancillary Document;

(b)	infringement claim(s) which may arise at any time against the Purchaser in relation to the Gage Brand or any Derivative in Canada or the U.S., other than those as identified in Section 3.2 above.

9.5	Unauthorized Use

The Parties agree to notify each other of any unauthorized use of the Gage Brand that comes to their attention. The Purchaser shall have the first right to initiate and to prosecute legal proceedings against third parties for infringement of the Intellectual Property Rights in the Gage Brand. The Indemnifying Parties agree to co-operate fully with the Purchaser in any such proceedings as may be required by the Purchaser, and grants to the Purchaser the right to commence an action in its name or their names. In the event that the Purchaser refuses or neglects to bring such proceedings involving the Gage Brand within a reasonable period of time, the Indemnifying Parties may institute proceedings in their own name or names. The Purchaser agrees to co-operate fully with the Indemnifying Parties in any such proceedings as may be required by the Indemnifying Parties. Any legal proceedings initiated in accordance with this Article shall be prosecuted solely at the expense of the Party initiating the proceedings, and any damages awarded or otherwise obtained shall belong solely to the Party commencing the proceedings.

ARTICLE 10

MISCELLANEOUS AND GENERAL PROVISIONS

10.1	(a)	The Parties acknowledge and confirm that they will work collaboratively to structure all fees and payments contemplated in this Agreement to ensure optimum tax efficiency for all Parties.

(b)	Each of the Parties will execute and deliver all such further documents and instruments and do all acts and things as may be reasonably required, before or after the Closing Date, to give effect to this Agreement.

(c)	Nothing in this Agreement or in the relationship of the Parties shall be construed as in any sense creating a partnership among the Parties or as giving to any Party any of the rights or subjecting any Party to any of the creditors of the other Party.

EXECUTION VERSION

(d)	Each of the Parties shall bear its own fees and expenses, including, but not limited to, legal, accounting and administrative fees and expenses, in connection with the negotiation and consummation of the Agreement.

(e)	The Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the Agreement and no Party shall act in this regard without the prior approval of the other Party, such approval not to be unreasonably withheld, delayed or subjected to any conditions. Unless otherwise agreed in writing, each party confirms that it will not disclose any details of the Agreement to any third party other than to their respective shareholders and representatives (including professional advisors and employees) on a need to know basis and further each Party agrees to keep confidential all data, documents and notes or information obtained about the other and, in the event that the Agreement is terminated, to return all such data, documents and notes or information to the other Parties and to destroy any copies or duplicates thereof. This clause does not apply to information that is in the public domain or obtained from third Parties not subject to a confidentiality agreement. Each Party is responsible for any breach by its representatives. This subsection exists in addition to any existing confidentiality agreements.

(f)	This Agreement is available for the benefit of and is binding on the respective heirs, executors, administrators, successors and permitted assigns of the Parties.

(g)	This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and cancels and supersedes any prior understandings and agreements, including any letter of intent, between the Parties. There are no representations, warranties, covenants, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set out in this Agreement.

(h)	No amendment to this Agreement will be binding unless made in writing and by both of the Parties and no waiver of any breach of any term or provision of this Agreement will be effective or binding unless made in writing and signed by the Party purporting to give it and, unless otherwise provided, will be limited to the specific breach waived. No waiver made with respect to any instance involving the exercise of any right will be deemed to be a waiver with respect to any other instance involving the exercise of such right or with respect to any other right.

(i)	This Agreement will be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

ARTICLE 11
NOTICES

11.1	Notice

All notices or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by fax to the following addresses or such other addresses as may be provided by a Party from time to time:

To the Purchaser at:

c/o Dentons Canada LLP

77 King Street West, Suite 400

Toronto, Ontario M5K 0A1

EXECUTION VERSION

To the Vendor and to Gage Co at:

c/o Foglers, Rubinoff LLP

77 King Street West, Suite 3000

Toronto, Ontario M5K 1G8

Any such communication will be deemed to have been given and received:

(a)	If delivered, on the day of delivery unless that day is not a Business Day, in which case the communication will be deemed to have been given and received on the next Business Day.

(b)	If faxed, on the date that the transmission was successfully completed as evidenced by the sender's written fax confirmation records unless that day is not a Business Day, in which case the communication will be deemed to have been given and received on the next Business Day.

ARTICLE 12

COUNTERPARTS

12.1 Counterparts

This Agreement may be signed and delivered in counterparts, each of which will be considered to be an original, and all of which together will constitute one and the same instrument. A faxed or electronic copy shall be considered an original.

[Signature page follows]

EXECUTION VERSION

IN WITNESS WHEREOF the Parties have executed this Agreement effective as of the date first written above.

WOLVERINE PARTNERS CORP.

Per:	/s/ Fabian Monaco
Name: Fabian Monaco
Title: President
I have authority to bind the Corporation

RADICLE CANNABIS HOLDINGS INC.

Per:
Name:
Title: Chief Executive Officer
I have authority to bind the Corporation

GAGE CO. INC.

Per:
Name: Title:
I have authority to bind the Corporation

EXECUTION VERSION

IN WITNESS WHEREOF the Parties have executed this Agreement effective as of the date first written above.

WOLVERINE PARTNERS CORP.

Per:
Name: Fabian Monaco
Title: President
I have authority to bind the Corporation

RADICLE CANNABIS HOLDINGS INC.

Per:
Title: Chief Executive Officer
I have authority to bind the Corporation

GAGE CO. INC.

Per:
Name:
Title:
I have authority to bind the Corporation

[Signature page to Asset Purchase Agreement]

EXECUTION VERSION

SCHEDULE "A"

Cookies Agreement

See attached, namely:

1. License and Packaging Agreement – between Cookies and the Vendor.

LICENSE AND PACKAGING AGREEMENT

THIS LICENSE AND PACKAGING AGREEMENT (“Agreement”) is made and entered into as of September 10, 2019 (“Effective Date”) by and between Cookies Creative Consulting & Promotions, LLC, a California limited liability company with a business location at 2351 Circadian Drive, Santa Rosa, CA 95407 (“Licensor”), and Radicle Cannabis Holdings Inc., a Canadian corporation with a business location at 90 Beach Road, Hamilton, ON L8P 2J7 (“Licensee”). Licensor and Licensee may hereinafter also be referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, Licensor is the owner or exclusive licensee, throughout the world, of the trademarks and related design marks and trade dress identified on Exhibit A attached hereto, as well as the common law owner or permitted licensee of any other common law trademarks, service marks, trade names, and related designs, and all applications and common law rights related to said trademarks (collectively, the “Marks”), and various copyright protected documents, designs, and marketing materials related to the Marks (“Copyrights”), as well as the secret and proprietary know-how (“Know-How”) relating to the cultivation and manufacturing methods, processes, and procedures for the cultivation of cannabis and the manufacture of cannabis products that is offered, advertised, or sold under the Marks. Licensor is also the owner or exclusive licensee of the cannabis plant genetics containing the Know-How, whether in seed or clone form, which are referred to herein as “Genetics” and are identified on Exhibit A. The Genetics are licensed to Licensee and used under permission as part of this Agreement pursuant to the requirements set forth herein, including all quality assurance and quality control provisions and for the term and termination periods and provisions provided under this Agreement. Collectively, the Genetics, Marks, Copyrights, and Know-How shall be referred to herein as the “Licensed IP;”

WHEREAS The Licensed IP is owned or licensed by Licensor (“IP Owner”);

WHEREAS The Genetics are marketed to cultivators and consumers under the Marks, and the Marks have developed substantial goodwill through IP Owner’s and Licensor’s continued use and extensive marketing and advertising of the Genetics in connection with the Mark;

WHEREAS Licensee operates or intends to operate commercial cannabis businesses in the territory further described in Exhibit A (“Territory”); and

WHEREAS Licensee operates in full compliance with all Canadian (i) laws, statutes, rules, regulations, by laws, codes, treaties, constitutions and ordinances (“Laws”), (ii) order, directive, judgment, decree, award or writ of any court (including a court of equity), arbitrator or arbitration panel, or any governmental authority or other body exercising adjudicative, regulatory, judicial or quasi-judicial powers, including any stock exchange in Canada (“Orders”), and (iii) policies, guidelines, standards, requirements, notices and protocols of any Governmental Authority (“Policies”) (collectively “Applicable Law”);

WHEREAS Licensee operates a cultivation facility located at the address set forth on Exhibit E (“Licensee’s Cultivation Premises”), that shall plant, grow, harvest, dry, cure, grade, and trim cannabis flowers (“Licensee’s Cultivation Business”) including but not limited to the cultivation of cannabis to be sold as dried flower and services related thereto in compliance with Applicable Law;

WHEREAS Licensee operates a manufacturing facility located at located at the address set forth on Exhibit F (“Licensee’s Manufacturing Premises”) that manufactures high quality cannabis products (“Licensee’s Manufacturing Business”) in compliance with Applicable Law;

WHEREAS Licensee desires to license from Licensor and, subject to the terms and conditions set forth herein, Licensor desires to license to Licensee, the right to use the Licensed IP in connection with the planting, growing, harvesting, drying, curing, grading, trimming, marketing and selling of certain dried cannabis flowers incorporating or bearing the Licensed IP and derived from the Genetics as indicated in Exhibit A and in connection with manufacturing the products listed on Exhibit B (collectively, the “Licensed Products”), in compliance with Applicable Law;

WHEREAS Licensee operates or intends to operate a number of retail store(s) (“Licensee’s Retail Stores”) in the Territory at such addresses as identified in Exhibit G herein and Licensee desires to sell and, subject to the terms and conditions set forth herein, Licensor desires for Licensee to sell the Licensed Products at all Licensee’s Retail Stores, to government retailers and wholesalers (“Government Stores”) and direct to purchasers of medical cannabis through online sales or other distribution methods as may be permitted from time to time (“Licensee’s Retail Business”) in compliance with Applicable Law;

WHEREAS Licensee’s Cultivation Business, Licensee’s Manufacturing Business, and Licensee’s Retail Business together shall be referred to as “Licensee’s Business”;

WHEREAS, Licensee’s Business shall operate throughout the province of Ontario, Canada for the sale of adult recreational cannabis and throughout the Territory for the sale of medical cannabis, subject to the terms and conditions set forth herein, and Licensor desires for Licensee to cultivate, manufacture and sell the Licensed Products on an exclusive basis throughout the Territory in compliance with Applicable Law; and

WHEREAS Licensor produces packaging products and related materials branded with the Licensed IP (“Branded Packaging”); and

WHEREAS Licensee desires to purchase from Licensor Branded Packaging to use in connection with the Licensed Products and Licensor desires to sell Branded Packaging to Licensee exclusively for use in connection with the Licensed Products; and

WHEREAS, the Parties hereby recognize that the subject matter of this Agreement is lawful under the laws of Canada.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants set forth herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following terms and conditions.

1.            GRANT OF LICENSE.

(a)            Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, solely within the Territory and as set forth in Exhibit A, an exclusive, non-transferable, non-sublicensable license to use the Licensed IP to produce and offer the Licensed Products solely in connection with Licensee’s Cultivation Business and Licensee’s Manufacturing Business, and subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, non-transferable, non-sublicensable license to use the Licensed IP to sell the Licensed Products to and in various retail outlets in the Territory during the Term of this Agreement (collectively, the “License”).

(b)            The parties acknowledge and agree that any and all goodwill directly related to the Licensed IP shall inure solely to the benefit of the IP Owner. Licensee shall, at Licensor’s request and expense, execute any documents and provide any testimony Licensor deems reasonably necessary to maintain, protect, or enforce the Licensed IP within or without the Territory.

(c)            Licensee acknowledges and agrees that Licensor may grant licenses similar to the License in the Licensed IP to other parties outside of the Territory in its sole and absolute discretion.

(d)            Licensee may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance under this Agreement to a Related Party without Licensor’s consent. For purposes of this Section 1(d) a “Related Party” shall include any person, or entity that controls, or is controlled by, or is jointly controlled by the Licensee or any of Licensee’s beneficiaries, stockholders, partners, owners or affiliates within the Territory. Licensor further acknowledges and agrees that the Licensee may form a separate but Related Party in Canada to carry out its obligations and exercise its rights under this Agreement..

(e)            Should Licensee wish to cultivate the Genetics or manufacture the Licensed Products at a location other than Licensee’s Cultivation Premises or Licensee’s Manufacturing Premises, respectively, Licensee shall promptly notify Licensor and provide such details as Licensor may request regarding the premises Licensee proposes to use for such purposes. Licensee may select a new location in its sole and absolute discretion so long as and Licensee can continue to satisfy its obligations for cultivation and manufacturing under this Agreement.

(f)            As a condition of this Agreement, Licensee shall use the Licensed IP only as set forth herein and in connection with the Licensee’s Business as identified herein, in compliance with Applicable Law, and shall not knowingly use, or knowingly allow to be used, the Licensed IP in any manner which adversely affects the quality, value, brand, goodwill, or reputation of the Licensed IP, IP Owner, or Licensor in any way.

(g)            In the event Licensor elects to create, develop, or design any other product of similar design, utility, or competition to the Licensed Products (each, a “New Product”) and further intends to license any New Product in the Territory, and as long as there is no material default existing beyond any applicable notice and cure period under this Agreement, then Licensor grants to the Licensee a continuing first right of refusal to an exclusive right and license for such New Product in the Territory, upon the same terms and conditions set forth herein. If Licensee accepts such offer, Licensor and Licensee shall execute an addendum to Exhibit A and/or Exhibit B and such New Product shall be deemed a Licensed Product under this Agreement. In the event that Licensee does accept and exercise the right and license for any New Product on terms that are acceptable to Licensor, Licensor shall be free to offer such New Product to third parties in its sole discretion.

(h)            The Parties acknowledge and agree that nothing contained in this Agreement shall be construed to create a franchise or make either party the franchisee of the other. Licensee acknowledges and agrees that the marketing system it intends to use with regards to the Licensed Products has not been, nor will it be, prescribed in substantial part by Licensor. Licensee hereby releases any and all claims that Licensor or IP Owner has violated any franchise disclosure or other franchisor obligation in connection herewith.

(i)            Licensee shall not at any time do or cause to be done any act or thing which may in any way impair or contest any part of Licensor’s or IP Owner’s right, title, or interest in and to the Licensed IP or assist any third party in doing so. In connection with the use of the Licensed IP, Licensee shall not in any manner represent that it has any ownership or other rights in or to the Licensed IP outside the scope of those granted by this Agreement. Licensee acknowledges that use of the Licensed IP shall not create in Licensee any right, title, or interest in or to the Licensed IP and all use of the Licensed IP shall inure to the benefit of Licensor or IP Owner.

2.            DISTRIBUTION OBLIGATIONS.

(a)            Licensor acknowledges that Applicable Law may require a third party to distribute the Licensed Products (the “Distributor”) on behalf of Licensee in the Territory. Licensor hereby authorizes Licensee to appoint one or more Distributors, in its sole discretion, as its authorized Distributors of the Licensed Products in the Territory. Licensor accepts Licensee’s appointment and Licensee agrees that it shall appoint Distributors that shall be licensed or otherwise authorized under Applicable Law to act in such capacity as described in this Agreement. With the sole and complete exception of Distributors that are Government Stores, all of Licensee’s warranties, representations and covenants hereunder shall apply to the acts and omissions of the Distributor and Licensee shall remain primarily liable hereunder for any acts and omissions of the Distributor as if committed by Licensee.

(b)            Licensee agrees to use best efforts to promote the sale of Licensed Products throughout the Territory to Licensee Retail Stores, Government Stores, and third-party retail locations (collectively, “Retailers”).

(c)            Licensee agrees to maintain and store the Licensed Products in accordance with those Quality Standards set forth in this Agreement, as may be amended from time to time, and to exercise reasonable efforts to ensure that all Retailers purchasing and selling the Licensed Products maintain, store, and dispense the Licensed Products in accordance with said Quality Standards.

(d)            Licensee shall exercise reasonable efforts to ensure that all Retailers shall, rotate Licensed Products on a first-in, first-out basis and only sell Licensed Products with a minimum of ninety (90) days of remaining shelf life. Under no circumstances shall Licensee sell Licensed Product that has exceeded its shelf life or knowingly allow Retailers to do so.

3.            BRANDED PACKAGING.

(a)            Licensor agrees to supply Licensee with Branded Packaging that is approved for use in connection with the Licensed Products. Following execution of this Agreement, Licensor and Licensee shall work together to create Branded Packaging that is in compliance with Applicable Law and incorporates any necessary identifying information of Licensee and other information required by Applicable Law. Branded Packaging shall be provided AS-IS by Licensor and Licensee shall have the sole responsibility for ensuring that Branded Packaging complies with Applicable Law for the Territory.

(b)            Licensee may purchase Branded Packaging through Licensor’s web-based purchasing platform (the “Licensor Order Portal”) or through such other method or methods as determined by Licensor upon reasonable notice to Licensee. Licensee agrees to pay Licensor for the Branded Packaging according to the Branded Packaging Pricing schedule set forth in Exhibit C hereto. All prices set forth in Exhibit C are subject to change upon mutual agreement.

(c)            Licensee shall not make any alterations to or obscure any part of the Branded Packaging without the prior specific written approval of Licensor, subject to Applicable Laws in the Territory.

(d)            To the extent that Licensee does not utilize Branded Packaging in connection with the Licensed Products, Licensee shall obtain Licensor’s prior written consent to packaging used in connection with the Marks or Licensed Products. Licensee shall also obtain Licensor’s prior written consent to all marketing, advertising, and any other material bearing the Marks or used in connection with the Licensed IP or Licensed Products.

(e)            Licensee acknowledges that it is not required or mandated to purchase Branded Packaging from Licensor for use in connection with the Licensed Products and that nothing herein shall be construed to create a franchise or other joint venture.

4.            PAYMENT TERMS; TAXES.

(a)            Payment to Licensor by Licensee for Branded Packaging shall be due in accordance with the terms of the Licensor Order Portal or, in the event Branded Packaging is not purchased through such Licensor Order Portal, within thirty (30) days of invoice by Licensor.

(b)            In consideration of the License, during the Term, Licensee shall pay to Licensor a monthly royalty equal to ten percent (10%) of the gross revenue associated with the Licensed Products (the “Royalty”); provided, that no Royalty shall apply to the sale of Licensed Products to any Licensee’s Retail Store within the Territory (as may be amended from time to time) and provided further that, to the extent Licensee purchases Branded Packaging, the Royalty shall be waived for Licensed Products sold in conjunction therewith.

(c)            Royalties shall be due on the tenth (10th) day of the immediately following month.

(d)            All other amounts payable by Licensee under this Agreement shall be due within thirty (30) days of invoice. If Licensee is delinquent in any payment by more than five (5) days, said amounts shall accrue interest at the rate ten percent (6%) per month or the maximum amount allowed by law (whichever is lower). In addition, all late payments shall also accrue a late fee in the amount of One Hundred Dollars ($100.00).

(e)            Except for taxes based upon Licensor’s income, Licensee is responsible for payment of all sales, use, gross receipts, excise, access, bypass, franchise, cultivation, harvest, manufacturing, distribution, retail, and other local, provincial, and federal taxes, fees, charges, or surcharges, however designated, imposed on or based upon the provision, cultivation, manufacture, sale, or use of the Licensed Products as contemplated herein. If and only to the extent that Royalties and/or Branded Packaging fees payable hereunder and are remitted to Licensor from a jurisdiction having a tax withholding requirement, then Licensee is authorized by Licensor to deduct and withhold any withholding tax imposed by such jurisdiction at the local statutory rate or lower income tax convention rate, if applicable. The Licensee shall provide evidence to the Licensor of all applicable withholding taxes remitted to the appropriate governmental authorities hereunder. If within sixty (60) days after each payment is made hereunder, Licensor has not received such evidence of remittance then Licensee shall immediately pay to Licensor an amount equal to the amount previously withheld by Licensee from such payment.

5.            GOALS AND PROMOTION OF THE LICENSED PRODUCTS.

(a)            Licensee shall use best commercial efforts to meet the production and sales goals outlined herein (“Goals”). Licensor and Licensee shall meet and confer no less than annually, and in any event within the final quarter of each calendar year, to establish mutually agreed upon goals for the following year; provided, that Licensee and Licensor will mutually agree upon Goals for the 2019 fiscal year within thirty (30) days of the Effective Date. In the event that the Parties cannot agree on new Goals for a subsequent year, the Goals for such year shall be one hundred and five percent (105%) of the Goals from the immediately preceding year.

(b)            Licensee shall use commercially reasonable efforts to market and promote the Licensed Products in the Territory so as to maximize market demand and to meet the Goals.

(c)            Licensee will offer the Licensed Products to all its current accounts and in all prospect meetings attended by any member of its sales staff. Any marketing or advertising materials, point of sale displays, signage, and related materials created by Licensee in connection with the distribution and marketing of the Licensed Products shall be approved in advance by Licensor. All such marketing costs and expenses shall be borne by equally between the Licensor and Licensee.

(d)            Licensee may request certain promotional activities by Licensor within the Territory, such as but not limited to, mutually agreeable social media promotions to market, advertise, and promote the Licensed Products and guest appearances by a Licensor brand representative. Licensor shall accommodate such requests on a commercially reasonable basis and accounting for all other markets in which the Licensed Products are produced, sold, or promoted, new target territories, requests granted for other licensees, and any other pertinent information. Without limiting the foregoing, Licensor agrees that if it elects to carry out any promotional activities in the Territory or directed specifically to the Canadian market with respect to the Licensed Products, it will: (i) comply with all Applicable Laws, including without limitation the Cannabis Act; (ii) review such promotional activities with Licensee in advance and will consider in good faith any suggestions from Licensee with respect to such promotional activities; and (iii) refrain from conducting its promotional activity if Licensee determines, in its sole discretion, that such activity would be in contravention of any Applicable Law or may otherwise jeopardize Licensee’s licenses to process, market and sell Cannabis related products.

6.            TECHNICAL SUPPORT; TRAINING.

(a)            After the Effective Date, Licensor shall promptly disclose the Licensed Know-How to Licensee. During the first six (6) months after the Effective Date, upon reasonable notice and during Licensor’s normal business hours, Licensor shall designate no less than one (1) technical liaison(s) for communications with Licensee’s technical staff and provide Licensee with a reasonable amount of technical assistance by telephone and email regarding the Know-How, including proper cultivation and production of the Licensed Products (“Training”), not to exceed ten (10) hours in the aggregate (“Minimum Hours”). However, the Minimum Hours shall not apply for the first one hundred eighty (180) days from the Effective Date of this Agreement and Licensee shall be entitled to request additional Training from the Licensor as reasonably needed. In the event that Licensee requires or desires additional Training, over and above the Minimum Hours, Licensor shall make the technical liaisons available for additional Training at the then-current hourly rate, which rate is subject to change upon advance written notice to Licensee (as of the Effective Date, such rate is cost + 10%).

(b)            During the Term, Licensor shall provide ongoing training and guidance to Licensee’s employees and contractors in Licensor’s methods for exploiting the Licensed Know-How and cultivating and manufacturing the Licensed Products as is reasonably necessary for Licensee’s development and commercial exploitation of the Licensed Know-How and Licensed Products, including training methods, standard operating procedures (SOPs), formulas, data, mixture recipes, and other reasonably required information for using the Licensed IP to cultivate Licensor’s unique strains of cannabis and manufacture the Licensed Products until such production becomes fully operational. In addition, during the Term, Licensor shall from time to time be available to render advice, discuss issues and offer general guidance to Licensee by telephone, email, and other methods with respect to strategy, planning, marketing, cultivation, production, and operating Licensee’s retail facilities in the Territory as they relate to the Licensed Products.

(c)            In order to preserve the inherent value of the licensed IP and Licensed Products, Licensee shall ensure that the nature and quality of the Licensed Products, the Licensee agrees to use reasonable efforts to ensure that it maintains the quality of the Licensee’s business and the operation thereof equal to the standards prevailing in the operation of the Licensors and Licensee’s business as of the date of this Agreement. In the event of a non- conforming use or the cultivation or manufacturing of Licensed Products that is of a quality below industry standards (each a “Non-Conforming Product”), Licensor shall inform the Licensee of such Non-Conforming Product, the reason that a Non-Conforming Product is below the industry quality standard, and offer the Licensee a reasonable time to cure. If any Non-Conforming Product is due to the fault of the Licensor, Licensor shall take all actions necessary to cure such Non-Conforming Product within a reasonable time. Licensor and Licensee shall work together in good faith when necessary to cure any processes or materials relating to the Non-Conforming Product when necessary. In the event that on-site Training is deemed necessary by the Licensee in their reasonable discretion, Licensee shall be responsible for all reasonable travel costs associated therewith.

7.            QUALITY STANDARDS.

(a)            Licensee shall protect and maintain the Licensed IP by using the Licensed IP strictly in compliance with the terms of this Agreement and by producing the Licensed Products in strict compliance with and in accordance with Licensor’s quality standards listed on Exhibit D attached hereto and as otherwise promulgated by Applicable Law (“Quality Standards”), as the same may be amended from time to time.

(b)            Licensor will provide instructions on the proper nutrients, drying, and curing process, which preserves the highest quality possible product for the Genetics and Licensee shall strictly comply with said instructions at all times.

(c)            Licensee shall, at Licensor’s request, provide Licensor with samples of all packaging, marketing, advertising or any other material bearing the Marks or used in connection with the Licensed IP for inspection and prior written approval by Licensor.

(d)            Licensee shall, at Licensor’s request, provide Licensor with samples of the Licensed Products for inspection and approval by Licensor by and through Licensor’s designated agent in the Territory for such purposes; provided that nothing in this agreement shall require either party to take any action that may violate Applicable Law.

(e)            Licensee agrees to maintain and store raw materials and the Licensed Products in accordance with the Quality Standards at all times.

(f)            Licensor or its representative shall have the right to inspect any and all of Licensee’s facilities used in connection with Licensee’s obligations as contemplated herein, including but not limited to facilities where Licensed Products are cultivated, manufactured, warehoused, distributed, marketed, or sold upon reasonable advance notice for the purpose of determining compliance with this Agreement.

(g)            Licensee shall notify Licensor within twenty (24) hours upon discovery or suspicion of diversion, theft, loss, breach of security, or any other criminal activity relating to the Licensed IP or the Licensed Products.

(h)            Licensee agrees to have each batch of Licensed Products tested in accordance with Applicable Law and the Quality Standards by duly licensed and accredited testing facilities and make available to Licensor with true and correct copies of all test results associated with the Licensed Products or products containing the Licensed IP.

(i)            Licensor shall have the right to rely on Licensee to: (i) strictly comply at all times with all Applicable Laws in connection with the cultivation, manufacture, distribution and/or sale of Licensed Products in the Territory; (ii) ensure that all others authorized by Licensee or acting on Licensee’s behalf in connection with this Agreement strictly comply at all times will all Applicable Laws in connection with the cultivation, manufacture, distribution and/or sale of Licensed Products in the Territory; and (iii) regularly monitor and audit such strict compliance. Licensor agrees to comply with such instructions given by the Licensee as may be required for Licensee to comply with Applicable Law in respect of the Licensed Products.

(j)            Licensee agrees: (i) that during cultivation it will keep the Licensed IP separate and distinct from the other varieties it grows, such that the Licensed IP is not cross-bred or genetically intermingled with other plant material or genetics (for the avoidance of doubt, this standard does not necessarily require physical barriers if cross-breeding is otherwise avoided); (ii) it will not transfer any plants or seeds containing the Genetics to any other person or entity for planting; (iii) that it will not plant and may not transfer to others for planting any seed, plants, or cuttings that the Licensee has produced containing the Genetics for crop breeding, research, or generation of any data; (iv) Licensee may not conduct research on Licensee’s crop produced from the Genetics other than to make agronomic comparisons and conduct yield testing for Licensee’s own use; and (v) Licensee will use only the flower cultivated using the Genetics and other Licensed IP at Licensee’s Cultivation Premises in the manufacture or production of the Licensed Products.

(k)            The parties covenant and agree that, during the term of this Agreement, neither party nor any of their agents, subsidiaries, affiliates, successors, assigns, officers, key employees, or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express, or cause to be expressed, orally or in writing, any remarks, statements, comments, or criticisms that disparage, call into disrepute, defame, slander, or which can be reasonably be construed to be derogatory, critical of, the other party, its products or services, or such parties subsidiaries, affiliates, successors, assigns, officers, directors, employees, stockholders, agents, attorneys or representatives.

8.            CHANGES TO LICENSEE PREMISES. Licensee shall give prior written notice to the Licensor prior to any change in the location or size of Licensee’s Premises, so long as such change in location or size of Licensee’s Premises does not substantially interfere or interrupt Licensee’s obligations in this Agreement.

9.            INSURANCE.

(a)            During the Term of this Agreement and for a period of two (2) years thereafter, Licensee shall maintain, at its sole cost and expense, in full force and effect its own: (i) Comprehensive general business liability insurance policy, consistent with commercial practices or standards for similar industries, insuring against any and all loss, liability, or business interruption arising from the obligations and activities of that party hereunder including, without limitation, those arising from, product liability, personal injury, wrongful death, or property damage and contractual liability with respect to the indemnity obligations set forth in this Section. The coverage amount of such insurance policy shall not be less than One Million Dollars ($1,000,000.00 USD) per occurrence and Two Million Dollars ($2,000,000.00 USD) in the aggregate; (ii) Errors and Omissions/Professional Liability with a limit of not less than One Million Dollars ($1,000,000.00 USD) per occurrence and Five Million Dollars ($5,000,000.00 USD) in the aggregate; and (iii) Worker’s compensation insurance in amounts as may be required by Applicable Law.

(b)            The insurance companies providing such insurance required under this Section must have an A.M. Best rating of A- or better. The policies shall contain a waiver of subrogation with respect to Licensor and each policy shall contain all appropriate riders and endorsements based on the nature of any Product manufactured or sold hereunder and its intended use. Licensee shall name Licensor as an “additional insured” on all required insurance policies and shall provide Licensor with originals or copies of certificates of insurance so reflecting. Such insurance shall also provide that Licensor shall be notified in writing by the insurance carrier of any change or modification in the policy (including termination) not less than thirty (30) days prior to the effective date of such change (including termination).

10.            REPORTING; RECALLS.

(a)            Licensee will deliver reports pertaining to crop yields, manufacturing, distribution, marketing, and wholesale and retail sales, which shall include price and testing results for each order (“Reports”) no later than the fifteenth (15th) day of the following month and within fifteen (15) days of any request therefore by Licensor. Additionally, upon request and with reasonable notice Licensee will deliver reports pertaining to marketing, feedback from events or other meetings or events where Licensee has marketed or sold the Licensed Products.

(b)            Licensee shall promptly inform Licensor, in writing, of any and all consumer complaints or claims (each, a “Claim”) regarding the Licensed Products or any product containing the Licensed IP delivered to it or which comes to its attention. Such Claim reports shall contain the date the consumer complaint was received, the name and address of the reporting person, and a detailed description of the circumstances. Claims shall be reported within fourteen (14) days of receipt, except for “serious” Claims, which shall be reported not later than twenty-four (24) hours following receipt. A “serious” Claim shall mean one alleging an adverse reaction or product defect that causes injury to the consumer that is fatal, life-threatening, disabling, incapacitating, or which results in prolonged hospitalization, and shall also include any media inquiry or government inquiry with respect thereto.

(c)            If Licensor or a governmental authority notifies Licensee of the need to recall any Licensed Products currently in the marketplace, Licensee agrees that it shall fully cooperate with Licensor and take all necessary actions reasonably requested by Licensor in connection with a recall of any Licensed Products, including but not limited to, a notification to accounts and retrieval of recalled Licensed Products from accounts, at Licensee’s sole expense unless Licensor is deemed to be at fault for all or any portion of the need to recall any Licensed Products, in which case Licensor shall share such costs commensurate with its responsibility.

11.            CONFIDENTIAL INFORMATION. The parties acknowledge and agree that they shall be bound by those confidentiality provisions attached hereto as Exhibit F. In addition, Licensee acknowledges and agrees that the terms of this Agreement shall be deemed confidential information of Licensor and shall not be shared without Licensor’s prior written consent.

12.          REPRESENTATIONS AND WARRANTIES.

Licensor and Licensee represent and warrant and covenant to each other that: (i) it has the authority, and any required consents, to execute, deliver and perform its obligations and that the person signing for each Party has implied or explicit authority to execute and enter into this Agreement; (ii) the execution, delivery and performance of this Agreement will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment order or injunction of any court or governmental instrumentality to which each party is subject, or by which each party or any of its assets or properties are bound and will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which each party is a party or by which each party or any of its assets or properties are bound.

13.            TERM AND TERMINATION.

(a)            The initial term of this Agreement shall be for five (5) years (“Initial Term”) starting from the Effective Date and shall automatically renew for successive one (1) year terms (each, a “Renewal Term;” together with the Initial Term, the “Term.”) unless either party sends the other written notification of its desire to terminate this Agreement at least sixty (60) days in advance of the expiration of the then-current Initial Term or Renewal Term.

(b)            Licensor may terminate this Agreement, effective immediately upon any of the following: (i) Licensee fails to pay any amount when due under this Agreement and such is not cured within thirty (30) days; (ii) any warranty, representation, certification, or other statement made by or on behalf of Licensee and contained in this Agreement or in any other document furnished in compliance with or in reference to this Agreement is intentionally made incorrect, false, misleading, or untrue without Licensor’s prior written consent; (iii) Licensee has any Licensee Business Permit revoked, or suspended and such suspension is not cured within sixty (60) days,; (iv) Licensed Products fail industry testing or Quality Standards on three (3) or more occasions in any twelve (12) month period, and Licensee is not able to cure, convert or mitigate the failure of testing or use the Licensed Products for another purpose under this Agreement (for example, an “Alternative Use Product” as defined in Exhibit B) after a reasonable time; (v) Licensee is or becomes Insolvent (as defined below); (vi) Licensee commits a breach of Section 1 of this Agreement and fails to correct such breach within thirty (30) days, (vii) Licensee commits a breach of any provision of this Agreement not otherwise listed in this section and fails to correct such breach within thirty (30) days; (viii) Licensee fails to meet sales goals by more than ten percent (10%) on three (3) or more occasions during any one calendar year under the term; (viii) there is an Event of Default and Licensee fails to cure such Event of Default within thirty (30) days; (ix) there is a Change of Control of Licensee or Licensor; or (x) Licensee commits three (3) or more material breaches of this Agreement in a twelve (12) month period, regardless of cure. Notwithstanding the above, Licensor will not be entitled to terminate this Agreement at any point prior to the expiration of the Initial Term except pursuant to any of clauses (i) through (x) of this Section 13(b).

(c)            Licensor and Licensee agree and acknowledge that the parties have entered into a retail license agreement (the “Retail License Agreement”) executed contemporaneously with this Agreement for Licensee’s Retail Stores. The parties further agree that the Retail License Agreement entitles the Licensor for an option to purchase Licensee’s Retail Stores (the “Option”). The parties agree and acknowledge that the Option shall only apply to those Licensee’s Retail Stores that are delineated as a “Branded Retail Store” as defined in the Retail License Agreement. In the event that Licensor exercises its Option under the Retail License Agreement, the Licensor covenants that Licensee shall be entitled to continue to cultivate and manufacture the Licensed Products to third-party retailers in the Territory for the duration of the Term (or any renewal term) of this Agreement. In the event that the Option is exercised by the Licensor, this Agreement shall be modified to omit the obligations of the Licensor’s Retail Stores, where applicable, and amend the Goals, as reasonably necessary, as set forth in Section 5.

For purposes of this Section: (A) “Change of Control” means: (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the applicable company representing fifty percent (50%) or more of the total voting power represented by the company’s then outstanding voting securities, whether by tender offer, or otherwise, (2) the consummation of a merger or consolidation of the applicable company with any other entity, other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation, or (3) the sale or disposition by the applicable company of all or substantially all of the company’s assets; and (B) “Insolvent” shall mean: Licensee files a voluntary petition under any bankruptcy, reorganization, or insolvency law of any jurisdiction; Licensee consents to or applies for appointment of a trustee, receiver, custodian, or similar official for itself or for all or substantially all its assets; A trustee, receiver, custodian, or similar official is appointed to take possession of all or substantially all of Licensee’s assets and is not dismissed within sixty (60) days after appointment; Licensee makes any assignment for the benefit of creditors; an order for relief is entered against Licensee under any bankruptcy, reorganization, or insolvency law of any jurisdiction ; or any case, proceeding, or other action seeking such an order remains undismissed for sixty (60) days after its filing; or any writ of attachment, garnishment, or execution is levied against all or substantially all of Licensee’s assets; or all or substantially all of Licensee’s assets become subject to any attachment, garnishment, execution, or other judicial seizure, and the same is not satisfied, removed, released, or bonded within thirty (30) days after the date the writ was levied or the date of the attachment, garnishment, execution, or other judicial seizure. In the event of Change of Control by Licensor, Licensor agrees and covenants that Licensee shall be entitled to continue to operate the Licensee’s Business under the terms of this Agreement for an additional one (1) year from the date any such Change of Control occurs.

(d)            Notwithstanding any provision of this Agreement to the contrary, Licensor shall have the right to terminate this Agreement at any time, effective immediately upon written notice, in the event that Licensee engages in any act or omission that, in the sole, but reasonable, determination of Licensor, substantially and materially damages either the reputation or image of Licensor, IP owner, or of the cannabis industry (“Incompatible Conduct”). Incompatible Conduct shall mean to include the following: the intentional unlawful advertising by Licensee directed at minors; statements by Licensee defaming Licensor or IP Owner or its products; criminal activities, per Applicable Law, by Licensee. Licensee agrees that this section sets forth examples of the nature and gravity of acts and omissions constituting Incompatible Conduct, but that such examples shall not limit the nature of acts that could be construed as Incompatible Conduct according to Applicable Law.

(e)            As of the effective date of termination of this Agreement, the License shall terminate and Licensee shall immediately discontinue any use of the Licensed IP; provided, however, that Licensee may continue to use the Marks and Copyrights in accordance with this Agreement in connection with any remaining inventory of the Licensed Products existing as of the date of such termination for the lesser of six (6) months or until such inventory is exhausted. Within ten (10) days of termination, Licensee shall, at Licensor’s option, either completely destroy any Genetics in Licensee’s possession. Additionally, within ten (10) days of the termination date, each party shall deliver to the other any and all items designated as Confidential Information of the other party.

(f)            Upon the termination of this Agreement as provided above, the parties shall be released from further obligations hereunder except for accounting and payment of any fees or compensation accrued and owed to Licensor, the provisions relative to confidentiality, any restrictive covenant contained herein, and any damage or liability resulting from the breach of any representation and warranty made herein.

(g)            The parties covenant and agree that, after the Agreement is terminated for any reason, neither the parties nor any of their respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees, or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed, orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can be reasonably be construed to be derogatory or critical of, or negative toward the other party or its products or services, or such other party’s subsidiaries, affiliates, successors, assigns, officers, directors, employees, stockholders, agents, attorneys or representatives, or any of their products or services.

14.            DEFAULT; REMEDY.

(a)            Each and any of the following shall be considered an “Event of Default:”

(i)            If Licensee ceases to do business in the Territory for a period exceeding one hundred eighty (180) days;

(ii)            If Licensee’s business activities materially alters, disparages or dilutes the quality associated with the Licensed IP, or the associated goodwill, and Licensee fails to cure or adequately address such tarnishment, as assessed in Licensor’s sole discretion within thirty (30) days after notice thereof;

(iii)           If Licensee fails to meet Quality Standards measures with respect to the production of the Licensed Products and Licensee fails to cure such quality issues within thirty (30) days of notice thereof, or such other time as reasonably necessary to cure such quality issues;

(iv)            If Licensee is Insolvent;

(v)            The Licensee is convicted of a criminal offense, and such conviction would under Applicable Law disqualify the Licensee from continuing its obligations under this Agreement under Applicable Law;

(vi)            Licensee incurs a violation of Applicable Law and fails to cure such violation within a reasonable time required to cure such violation, or as otherwise promulgated by Applicable Law;

(b)            Licensee acknowledges and agrees that Licensor shall be entitled to specific performance of the terms and conditions set forth herein and to preliminary and permanent injunctive relief relating to the enforcement of such terms and conditions. Licensor shall not be required to post a bond or to show special damages in any proceeding seeking any such equitable relief.

15.            INDEMNIFICATION.

(a)            Licensee hereby agrees to indemnify and defend Licensor and forever hold Licensor harmless from and against all third-party claims, suits, actions, proceedings, damages, losses or liabilities, costs, or expenses (including reasonable attorneys’ fees and expenses) arising out of, based upon, or in connection with (i) Licensee’s actions or omissions related to this Agreement; (ii) any breach of any of the Licensee’s representations and warranties as set forth in this Agreement; (iii) any alleged defects or dangers inherent in the Licensed Products or the use thereof that is not solely attributable to the Licensed IP or other actions of the Licensor; (iv) any injuries or damages to purchasers, users, or consumers of Licensed Products or arising from or related to the use of the Licensed Products that is not solely attributable to the Licensed IP or other actions of the Licensor; (v) any violation of Applicable Law as it relates to Licensee’s Business; or (vi) any tax or federal penalty related to related to Licensee’s Business.

(b)            Licensor hereby agrees to indemnify and defend Licensee and hold Licensee harmless from and against all third-party claims, suits, actions, proceedings, damages, losses or liabilities, costs, or expenses arising out of, based upon, or in connection with (i) any breach of any of the Licensor’s representations and warranties or covenants as set forth in this Agreement; (ii) any alleged defects or dangers inherent in the Licensed Products or the use thereof that is solely attributable to the Licensed IP as provided by Licensor or other actions of the Licensor; (iii) any violation of Applicable Law as it relates to Licensor in the Territory; or (iv) any injuries or damages to purchasers, users, or consumers of Licensed Products or arising from or related to the use of the Licensed Product that is solely attributable to the Licensed IP as provided by Licensor or other actions of Licensor.

(c)            In connection with any claim arising hereunder, the indemnifying party may conduct the defense and have control of the litigation and settlement, provided that the indemnified party shall fully cooperate in defending against such claims. The indemnified party shall deliver prompt notice to the indemnifying party of any such claims.

(d)            Except for the Parties’ indemnification obligations hereunder, in no event shall either party be liable for any indirect, incidental, special, or consequential damages, or damages for loss of profits, revenue, data, or use, incurred by either party or any third party, whether in an action in contract or tort, even if the other party or any other person has been advised of the possibility of such damages.

(e)            Licensee agrees that under no circumstances shall Licensor’s liability under this Agreement exceed the fees paid by Licensee to Licensor under this Agreement during the period of time preceding the date upon which the related claim arose.

16.            WARRANTIES.

(a)            Licensee’s Warranty. Licensee warrants that products sold under or in connection with the Licensed IP will comply with Applicable Law in all aspects. Licensee warrants that: (i) products sold under or in connection with the Licensed IP will comply with Applicable Law in all aspects; and (ii) it owns all licenses and permits that are necessary to own and/or operate Licensee’s Business in compliance with Applicable Law and that are needed to fulfill Licensee’s obligations and activities under this Agreement in accordance with Applicable Law (the “Licensee Business Permits”). The Licensee Business Permits are referenced on Exhibit E hereto, and Licensee agrees to provide Licensor with current and up-to-date copies of any and all Licensee Business Permits from time to time.

(b)            Licensor’s Warranty. Licensor warrants that it owns rights to the Licensed IP and that there are not any suits or proceedings pending or threatened which allege that any Licensed IP or the use thereof infringes upon such patents, copyrights, or trademarks.

(a)  No Other Warranty. THE EXPRESS WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE LICENSED IP INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD-PARTY RIGHTS.

17.            DISPUTES.

(a)            In the event of any dispute or controversy arising out of or in any way related to this Agreement (a “Dispute”), the parties will attempt in good faith to resolve through negotiation such Dispute. Either party may initiate negotiations of any Dispute by providing written notice to the other party, setting forth the subject of the Dispute. The recipient of such notice will respond in writing within ten (10) calendar days with a statement of its position on and recommended solution to the Dispute. If the Dispute is not resolved by this exchange of correspondence, then representatives of each party with full settlement authority will meet at a mutually agreeable time and place within thirty (30) calendar days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the Dispute.

(b)            Except as qualified below, if the Dispute is not resolved by these negotiations, such Dispute shall be settled exclusively by final and binding arbitration in Toronto, Ontario in accordance with the then current rules of the ADR Institute of Canada ("ADRIC") and the arbitration shall be administered by ADRIC according to the ADRIC Simplified Arbitration Procedure. Any arbitration must be on an individual basis and the parties and the arbitrator will have no authority or power to proceed with any claim as a class action or otherwise to join or consolidate any claim with any other claim or any other proceeding involving third parties. In the event a court determines that this limitation on joinder of or class action certification of claims is unenforceable, then this entire commitment to arbitrate will become null and void and the parties must submit all claims to the jurisdiction of the courts.

(c)            The parties submit and consent to the exclusive jurisdiction of the courts in the City of Toronto, Ontario, Canada to compel arbitration, to confirm an arbitration award or order, or to handle other court functions exclusively in accordance with the Arbitration Act of Ontario. The parties may seek recognition and enforcement of any Ontario court judgment confirming an arbitration award or order in any court in or outside Canada. By entering into this Agreement, the parties are waiving their constitutional right to have any Disputes decided in a court of law or before a jury and waive the right of appeal, and instead of relying on said rights, each party is solely and knowingly accepting the use of arbitration as a means of resolution of any Disputes. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement.

(d)            The laws of the province of Ontario, including the Ontario Arbitration Act, and the laws of Canada applicable therein, shall apply exclusively as the laws governing this arbitration agreement between the parties, with the sole exception of the provincial or federal Choice of Law provisions, which shall not apply.

(e)            Notwithstanding Sections 17(b), 17(c) and 17(d) above, the parties agree that the following claims will not be subject to arbitration:

a.            Any action for declaratory or equitable relief, including, without limitation, seeking preliminary or permanent injunctive relief, specific performance, other relief in the nature of equity to enjoin any harm or threat of harm to such party's tangible or intangible property, brought at any time, including, without limitation, prior to or during the pendency of any arbitration proceedings initiated hereunder; and

b.            Any action in ejectment or for possession of any interest in real or personal property.

(f)            Upon the expiration or termination of this Agreement, Licensee, each Licensee Party and their respective guarantors may not assert any claim or cause of action against Licensor or any Company Party relating to this Agreement or the business of Licensor after the shorter period of the applicable statute of limitations or one (1) year following the effective date of termination of this Agreement, provided that where the one (1) year limitation of time is prohibited or invalid by or under any applicable law, then and in that event no suit or action may be commenced or maintain unless commenced within the applicable statute of limitations.

18.            MISCELLANEOUS TERMS.

(a)            Currency. All dollar amounts referred to in this Agreement are in Unites States Dollars, and all amounts owing hereunder shall be paid in U.S. Dollars. The rate of conversion to U.S. Dollars from Canadian Dollars shall be the official government rate of exchange for such currency which is in effect according to the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(b)            Authority. This Agreement constitutes a legally binding obligation of Parties in accordance with its terms and conditions. Each Party is empowered and duly authorized to enter into this Agreement.

(c)            Further Assurances. Parties agree and covenant that at any time, and from time to time, they shall promptly execute and deliver to the other Party such further instruments and documents and take such further action as each Party may reasonably require in order to carry out the full intent and purpose of this Agreement, and to comply with all federal, state, local, or foreign laws, constitutions, codes, statutes, and ordinances of any governmental authority that may be applicable hereunder.

(d)            Attorneys’ Fees. In the event that any Party institutes any arbitration or other legal action not in contravention of this Agreement, against the other Party, to enforce the terms contained in this Agreement or obtain any other remedy arising out of or relating to this Agreement, the prevailing party shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses.

(e)            Remedy. Money damages may not be a sufficient remedy for any breach of this Agreement by either Party and, in addition to all other remedies, each Party may seek (and may be entitled to) as a result of such breach, specific performance and injunctive or other equitable relief as a remedy, without the need for posting bond or other security.

(f)            Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (1) when delivered by hand (with written confirmation of receipt); (2) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (3) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (4) on the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices must be sent to the respective Parties at the following addresses or at such other address for a Party as shall be specified in a notice given in accordance with this section:

	If to Licensor:	If to Licensee:

Address:	300 Frank Ogawa Plaza, Suite #111	40600 Ann Arbor Rd E, Ste 201
	Oakland, CA 94612	Plymouth, MI 48170
Attn:	Parker Berling	Attn:Ziad Reda
Email:	parker@cookiescalifornia.com

	With a copy to (which shall not constitute notice):	With a copy to (which shall not constitute notice):

Plunkett Cooney
38505 Woodward Ave., Ste 100 Bloomfield Hills, MI 48304 Attn: Adel Fakhouri afakhouri@plunkettcooney.com

(g)            Written Consents. The terms “written” and “in writing” as used in this Agreement, include any form of recorded message in the English language capable of comprehension by ordinary visual means and may include electronic transmissions, such as facsimile, e-mail, text messaging, and other forms of electronic messaging, provided that: (i) electronic transmissions to the Party, has in effect reasonable measures to verify that the sender is the person purporting to have sent such transmission; and (ii) the transmission creates a record that can be retained, retrieved, reviewed, and rendered into clearly legible tangible form.

(h)            Severability of Sections. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail in its essential commercial purpose or purposes. The parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable substitute provisions that will maintain the economic purposes and intentions of this Agreement.

(i)            Entire Agreement. This Agreement and its exhibits which are incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(j)            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(k)            Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto and shall become effective upon complete execution by all Parties.

(l)            Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(m)            Force Majeure. If the performance of this Agreement or any obligations hereunder (other than an obligation for the payment of money when due) is prevented, restricted or interfered with by reason of earthquake, fire, flood, or other casualty or due to strikes, riot, storms, explosions, acts of God, war, terrorism, or a similar occurrence or condition beyond the reasonable control of the Parties, the Party so affected shall, upon giving prompt notice to the other Party, be excused from such performance during such prevention, restriction, or interference, and any failure or delay resulting therefrom shall not be considered a breach of this Agreement.

(n)            Assignment. Licensor may, in its sole discretion, assign this Agreement and its rights and obligations hereunder, in whole or in part, to any corporation or other entity with or into which Licensor may hereafter merge or consolidate or to which Licensor may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of Licensor hereunder as fully as if it had been originally made a party hereto; neither Party may otherwise assign this Agreement or its rights and obligations hereunder without the express prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(o)            No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(p)            Governing Law. Subject to the Company’s rights under federal trademark laws, this Agreement and all related documents including all exhibits attached hereto and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the province of Ontario, including the Ontario Arbitration Act and the laws of Canada applicable therein, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the province of Ontario

(q)            No Merger of Entities, Financial Partnership, or Joint Venture. This Agreement creates an independent contractor relationship between the Parties. Nothing contained in this Agreement shall be construed to: (i) give any Party the power to direct, manage and control the day-to-day activities of the other; (ii) constitute the Parties as partners, joint-venturers, co-owners or otherwise as participants in a joint or common undertaking; or (iii) constitute any Party, its agents or employees as employees of any other Party or grant any of them the power or authority to act for, bind, or otherwise create or assume any obligation on behalf of any of the other Party for any purpose whatsoever.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective

Date.

LICENSOR:

COOKIES CREATIVE CONSULTING & PROMOTIONS, LLC,
a California limited liability company

By:	/s/ Parker Berling
Name:	Parker Berling
Title:	Authorized Representative

LICENSEE:

RADICLE CANNABIS HOLDINGS, INC.

By:	/s/ Ziad Reda
Name:	Ziad Reda
Title:	Authorized Representative

[Signature Page to License and Packaging Agreement]

EXHIBIT A

Territory and Licensed IP

Territory:

Activity	Territory
Manufacturing	Canada (exclusive)
Indoor Cultivation	Canada (exclusive)
Outdoor Cultivation	Canada (exclusive)
Retail	Canada (exclusive)

Trademarks:

1.	The following trademarks and the common law trademarks related thereto[1]:

Description	Image	Notes
Stylized “C” logo		Illustrative reference is made to that certain mark with serial number 87241585 with the United States Patent and Trademark Office (the “USPTO”)
“C” logo with bite		Illustrative reference is made to that certain mark with serial number 87237950 with the USPTO

Licensor may amend the trademark portion of this Exhibit A from time to time to make available additional Marks or to remove those Marks that are replaced or become unavailable. Licensee shall only use (and shall cause each Licensee Party to only use) those Marks that are then currently authorized by Licensor.

1 Marks with the following USPTO registration numbers may not be used in connection with any classes of goods and/or services covered by such Marks: 5305158; 5305159; 4951161; 5319867; 4619692. Marks with the following serial numbers may not be used in connection with any classes of goods and/or services covered by such Marks: 88232372; 88230530; 88230521.

[Exhibit A to License and Packaging Agreement]

Genetics:2

Strain Name
1. Snowman
2. Chill Cake #273
3. Chill Cake #23
4. Chill Cake #88
5. Cereal Milk (#18)
6. Gary Payton (#20)
7. Hightech #2
8. Melonatta
9. Oakland Purp

The parties may amend the genetic portion of this Exhibit A from time to time by mutual written agreement, of which such amendments shall be incorporated into this Agreement and become a part hereof.

2 Additional “Grandiflora” and “Powerz” genetics, among others, to be added from time to time.

[Exhibit A to License and Packaging Agreement]

EXHIBIT B

Licensed Products

The term “Licensed Products” means those products, goods and articles described below that incorporate or utilize the Licensed IP in the manner authorized in the Agreement:

No.	Name	Description
1.	Flower
2.	Pre-rolls
3.	G-Pen
4.	510 vape cards

The parties may amend this Exhibit B from time to time by mutual written agreement, of which such amendments shall be incorporated into this Agreement and become a part hereof.

[Exhibit A to License and Packaging Agreement]

EXHIBIT C

Branded Packaging Pricing

[see attached]

[Exhibit C to License and Packaging Agreement

Cookies Packaging Pricing Structure

Our Partnership

The licensee gets access to the Cookies Family of genetics and branding for a royalty. The way it is paid is through purchasing of packaging.

The royalty is a percentage of the wholesale price. We will work together with our partners to set wholesale pricing based on their market. We will lean on our partners experience in their market to set prices that make sense for the Cookies brand.

Our goal is to make the partnership as successful as possible. That includes helping out partners with their margins and pushing to get product to market at an “upscale-competitive-price.” That being said, will continue to work to get the COGs down. That savings will be passed on to the licensee. There will be a quarterly review of COGs to update.

EXAMPLE OF PRICING STRUCTURE:

●	Cookies Indoor Flower Jar

●	30 Dram Jar and Lid	-	$0.50

●	Tamper Evident Top Sticker	-	$0.08

●	Main Label and Strain Sticker	-	$0.10

●	$25 / 3.5g jar

At a 10% royalty, the licensee is to pay Cookies $2.50 per unit sold on top of the cost of the packaging.

That $2.50 will be split up proportionally across the packaging materials.

You will be charged:

●	30 Dram Jar and Lid	- $0.50 (Actual Cost) - $2.34 (Billed amount)

●	Tamper Evident Top Sticker	- $0.08 (Actual Cost) - $0.38 (Billed amount)

●	Main Label and Strain Sticker	- $0.10 (Actual Cost) - $0.46 (Billed amount)

●	TOTAL - $0.68	$3.18 - Billed amount

●	Difference	- $2.50 (Royalty)

You will be charged $3.18, which is the $0.68 the packaging and the $2.50 royalty combined.

Licensee is also responsible for the cost of shipping of the packaging materials.

EXHIBIT D

Quality Standards

Production Procedures. Licensee will show proof of a third-party good manufacturing practice (“GPP”) successful audit. Acceptable GPP audit examples are CDPH inspection, ISO etc.

Manufacturer Monitoring. Licensee will monitor the production and packaging of each production run in accordance with Licensee’s quality assurance monitoring procedures to assure compliance with Product Specifications and Branded Packaging. All monitoring documentation will be provided to Licensor via email prior to delivery of the product.

Product Specifications. “Product Specifications” shall mean dried cannabis flower that: (i) is trimmed to reduce crow’s feet, visible stem protruding from the flower bud and minimal leaf beyond exterior of calyx; (ii) be dried to a moisture content of no less than eight percent (8%) and no greater than twelve percent (12%); Licensed Products that are of merchantable quality under Applicable Law; and (iv) be fit and safe for use under Applicable Law.

Lesser Quality Product. If any batch or bulk of dried flower or other Licensed Product is deemed to be a Non- Conforming Product (a “Lesser Quality Product”), Licensee may determine, in its sole discretion, if such Lesser Quality Product can be used for extraction or other Licensed Products as set forth in Exhibit B (e.g. concentrated oils and ingestibles) (“Alternative Use Product”). Licensor shall defer to Licensee’s discretion for using a Lesser Quality Product as an Alternative Use Product provided that such Alternative Use Product shall comply with Applicable Law.

Examination. Under the quality assurance monitoring procedures, for each Production Run, Licensee will examine samples of each Licensed Product prior to packaging and each Licensed Product after packaging. If the examination indicates a Licensed Product falls outside the permitted tolerances of the Product Specifications or Branded Packaging, Licensee will notify Licensor of such fact and will not take any further steps with the Production Run without the consent of Licensor.

Licensor Inspection. Licensor may observe and examine all operations, quality control procedures, production, and inventory records relevant to the production and packaging conducted pursuant to this Agreement. Licensor has the right, at any time but in accordance with Applicable Law, to perform its own inspection and quality assurance testing necessary to properly ascertain whether the Licensed Products and packaging comply with Product Specifications and Branded Packaging specifications.

[Exhibit D to License and Packaging Agreement]

EXHIBIT E

Licensee Business Permits

	Entity Name	State of Organization and Entity Type	Entity Number
Cultivation Business	Radicle Cannabis Holdings Inc. Location: 90 Beach Road Hamilton ON L8L 3Z9	Canadian corporation
Manufacturing Business	Radicle Cannabis Holdings Inc. Location: 90 Beach Road Hamilton ON L8L 3Z9	Canadian corporation
Distribution Business
Retail Business	Wolverine Partners Corp. 77 King Street West, Suite 400, Toronto, Ontario, Canada M5K0A1	Canadian corporation

True and correct copies of all commercial cannabis businesses held by Licensee to be attached hereto. Licensee agrees to provide Licensor with current and up-to-date copies of any and all licensing and permitting related to its obligations and activities as contemplated herein prior to expiration or other termination.

[Attach copies of all licensing here.]

[Exhibit E to License and Packaging Agreement]

EXHIBIT F

Confidentiality Provisions

1.	Confidentiality Obligations. Each party (the "Receiving Party") acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other party (the "Disclosing Party"). As a condition to being furnished with Confidential Information, the Receiving Party shall, during the Term and for two (2) years thereafter:

i.	not use the Disclosing Party's Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement, which shall include such disclosure to applicable government authorities as may be required under any Licencee Business Permit; and

ii.	maintain the Disclosing Party's Confidential Information in strict confidence and, subject only to what is necessary to fulfill the terms of this Agreement, not disclose the Disclosing Party's Confidential Information without the Disclosing Party's prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

1.	have a "need to know" for purposes of the Receiving Party's performance, or exercise of its rights with respect to such Confidential Information, under this Agreement;

2.	have been apprised of this restriction; and

3.	are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this Agreement, provided further that the Receiving Party shall be responsible for ensuring its Representatives' compliance with, and shall be liable for any breach by its Representatives.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party's Confidential Information from use or disclosure other than as permitted hereby.

b. Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall: (a) provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Agreement; and (b) disclose only the portion of Confidential Information that it is legally required to furnish.

2.	Return of Materials. All documents and other tangible objects containing or representing Information that have been disclosed by the Licensor to the Licensee or its Representatives, all Notes, and all copies or extracts thereof, shall be and remain the property of the Licensor and shall be promptly returned to the Licensor or destroyed upon the Licensor's written request (but in any event within fifteen business days of such request) and the Licensee shall notify the Licensor in writing upon completion of such return or destruction. Notwithstanding the foregoing, the Licensee may retain in the offices of its legal advisor a single archival copy of Information provided by the Licensor under this Agreement, which copy shall only be used by the Licensee and its legal advisors in connection with the review of its obligations under this Agreement and compliance with Applicable Laws; provided, that such retained Information shall be retained subject to the confidentiality and use terms contained in this Agreement.

[Exhibit F to License and Packaging Agreement]

3.	No License. Nothing in this Agreement is intended to grant any rights to either party under any patent, mask work right, copyright, trade secret, or other intellectual property right of the other party, nor shall this Agreement grant any party any rights in or to the other party's Information. To the extent that Licensor provides Licensee with specifications, designs, or requirements and Licensee provides ideas, suggestions, or recommendations regarding that information (“Feedback”), these discussions will not constitute joint development. Licensor is free to use and incorporate the Feedback without any obligation to Licensee and Licensor will assume all right, title, and interest in any Feedback.

4.	Preservation of Privilege. To the extent that any Information provided or made available hereunder may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Licensee and the Licensor understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Information provided or made available by the Licensor that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Nothing in this Agreement obligates the Licensor to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

[Exhibit F to License and Packaging Agreement]

EXHIBIT G

Licensee’s Retail Stores

No.	Operating Subsidiary	Branded Retail Store	Authorized Location
1	Entity To Be Formed
2	Entity To Be Formed
3	Entity To Be Formed
4	Entity To Be Formed
5	Entity To Be Formed
6	Entity To Be Formed
7	Entity To Be Formed
8	Entity To Be Formed
9	Entity To Be Formed
10	Entity To Be Formed

[Exhibit G to License and Packaging Agreement]

EXECUTION VERSION

SCHEDULE "B”

Domain Names and Social Media Accounts

See attached list of domain names.

The Instagram account @gagecannabiscanada.

The Twitter account @gagecanada.

gagecannabis.com

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gagehashish.com

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gageclub.com

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gagecannabis.net

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gagehemp.com

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gagecannabis.co

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gagehashish.co

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gagehemp.co

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gagecannabis.org

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gagecannabis.guru

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gagecannabis.company

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gagecannabis.club

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gagecannabis.ca

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gagehemp.ca

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gagecannabis.shop

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gagecannabis.online

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acubedapplication.com

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gagelife.com

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gagelife.info

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gagelife.store

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gagelife.online

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gage.ca

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gagegrowth.com

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gagegrow.com

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gagegrowthpartners.com

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gagegrowthcorp.com

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gagegrowthcorporation.com

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gagegrowth.net

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gagegrowthcorp.net

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gagegrowthcorporation.net

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gagegrowthcorp.org

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gagegrowth.org

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gagegrowthcorporation.org

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gagegrowth.info

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gagegrowthcorp.info

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gagegrowthcorporation.info

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gagegrowthcorporation.us

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gagegrowthcorp.us

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gagegrowth.us

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EXECUTION VERSION

SCHEDULE "C"

Gage Brand Ownership

(a)	Gage Co:

•	"GAGE", Canadian application no. 1868389;

•	"GAGE LIFE", Canadian application no. 1868390;

•	"SMALL BATCH HIGH EXPECTATIONS", Canadian application no. 1929251;

•	“SMALL BATCH”, a common law trademark in Canada;

•	"HIGH EXPECTATIONS", Canadian application no. 1929255;

•	"THE CRAFT PACK", Canadian application no. 1953176; and

•	“THE ART OF CRAFT CANNABIS”, Canadian application no. 1929248.

(b)	the Vendor:

•	"GAGE", U.S. serial no. 88/309,277 and U.S. serial no. 87/695,693;

•	“GAGE LIFE”, a common law trademark in the U.S.;

•	"SMALL BATCH HIGH EXPECTATIONS", U.S. serial no. 88/376,108;

•	“SMALL BATCH”, a common law trademark in Canada;

•	"HIGH EXPECTATIONS", U.S. serial no. 88/423,373;

•	"THE CRAFT PACK", U.S. serial no. 88/475,030; and

•	“THE ART OF CRAFT CANNABIS”, a common law trademark in the U.S

EXECUTION VERSION

SCHEDULE "D"

License Agreement

See attached.

EXECUTION VERSION

GAGE LICENCE AGREEMENT

THIS AGREEMENT is made effective the 16th day of September, 2019.

BETWEEN:

Wolverine Partners Corp. at 77 King Street West, Suite 400, TD Centre, Toronto, Ontario M5K 0A1 ("Licensor")

AND:

Radicle Cannabis Holdings Inc. at 77 King Street West, Suite 3000, TD Centre, Toronto, Ontario M5K 1G8 ("Licensee")

(each a "Party" and together the "Parties")

WHEREAS, at the time of execution of this Agreement, Licensor is the owner of the Gage Brand and Licensor has agreed to permit Licensee to use the Gage Brand on the terms and conditions set out herein.

NOW THIS AGREEMENT WITNESSES that in consideration of the facts recited above and the grants, covenants, and agreements contained herein, the Parties grant, covenant, and agree as follows:

ARTICLE 1 – DEFINITIONS

1.1 All capitalized terms shall have the definitions set out in Schedule "A" hereto.

ARTICLE 2 LICENCE

2.1	GRANT OF LICENCE AND OWNERSHIP

(a)            Licensor hereby grants to Licensee the sole (with respect to the relevant trademarks, and exclusive, with respect to the relevant domains, Instagram account, and Twitter account), non-transferrable, revocable (in accordance with this Agreement), limited permission, consent and licence to use the Gage Brand strictly in the Territory in association with the Goods and Services, and on the terms and conditions set out herein, and Licensee agrees to use the Gage Brand only in accordance with this Agreement. Licensor agrees that it shall not grant for the Territory any permission, consent or licence to use the Gage Brand for the Goods and Services to any third party. It is understood and agreed that this license shall pertain only to the Gage Brand and does not extend to any other mark, product, or service. All rights in the Gage Brand not expressly granted herein are hereby reserved by Licensor.

(b)            Licensor hereby consents to the use of the trademark GAGE in Licensee's corporate name, and in Licensee's business/trade names.

(c)            Licensee recognizes the high value of the standards and goodwill associated with the Gage Brand and acknowledges that the Gage Brand belongs exclusively to Licensor. Licensee agrees not to commit any act or omission adverse or injurious to those rights or the Gage Brands’ commercial value.

(d)            Licensor will retain all right, title and interest in and to the Gage Brand, including any goodwill associated therewith. Any use of the Gage Brand by Licensee shall inure to the benefit of Licensor, and Licensee shall not acquire any right, title or interest in or to the Gage Brand by virtue of its performance hereunder.

2	EXECUTION VERSION

2.2	DURATION

The Licence shall subsist for a period of five (5) years from the Effective Date, or for a longer term if agreed in writing by the Parties any time prior to the end of five (5) years from the Effective Date (the Term), subject to termination pursuant to Section 4.1.

2.3	USES

(a)	Licensee shall be entitled to:

(i) use the Gage Brand for the Goods and Services while the Licence is in effect;

(ii) use the Gage Brand only in the Territory; and

(iii) use the Gage Brand only, unless otherwise agreed in advance and in writing between the Parties, in association with the Goods and Services, as the case may be.

(b)	Licensee agrees it will not alter, modify, dilute or otherwise misuse the Gage Brand.

2.4	QUALITY STANDARDS

(a)            Licensee shall use the Gage Brand only in a manner and form approved by Licensor, and only in accordance with the policies, specifications, directions and standards as may be stipulated by Licensor to Licensee, from time to time, but the Parties agree that the policies, specifications, directions and standards currently used by Licensee meet the requirements of Licensor and the Parties agree that, if Licensee continues to meet those policies, specifications, directions and standards, such shall satisfy Licensor's requirements throughout the Term of this Agreement, provided, however, that Licensee shall make any changes requested by Licensor in order to permit Licensor to legally protect, maintain and strengthen the Gage Brand, and associated goodwill, and to comply with the law. It is understood and agreed that Licensor shall give Licensee a reasonable time to make such changes in the ordinary course of its business

(b)            Licensee agrees to maintain its current level of quality and a consistent level of quality of the Goods and Services distributed or performed in connection with the Gage Brand, and at least a quality consistent with its quality as of the Effective Date. Licensee further agrees to maintain a level of quality in connection with its use of the Gage Brand that is consistent with general industry standards.

2.5	ROYALTIES

The Licence shall be paid-up and royalty free.

2.6	INSPECTION

To assist Licensor to verify and enforce Licensee's obligations under this Agreement:

(a)            Licensee will permit and assist Licensor to enter, during regular business hours and with at least five (5) days prior written notice to Licensee, all premises where Licensee uses the Gage Brand or stores Goods or other material bearing the Gage Brand or performs the Services, and inspect and approve such, as requested by Licensor, at its expense, from time to time (not more than twice per calendar year period in the Term); and

(b)            at the request of Licensor (not more than twice per calendar year period in the Term), Licensee will provide Licensor, at Licensor's expense, with representative samples of all Goods, packaging, distribution, promotional, advertising and other material prepared by, for, or with the permission of Licensee that bears the Gage Brand.

3	EXECUTION VERSION

2.7	PUBLIC NOTICE

Solely upon written request from Licensor, Licensee shall, within ninety (90) days, make any necessary changes in order to display the name of Licensor and indicate that the Gage Brand is used under license on labels, packaging, signage, websites, advertising, stationery, invoices and other indicia and with sufficient frequency so as to bring this information to the attention of the public.

2.8	USE OF SIMILAR TRADEMARKS

Licensee agrees not to use any other trademark(s) in association with the Goods and Services, other than any trademark(s) the Licensee owns, unless having obtained the prior written approval of Licensor.

ARTICLE 3 - INTELLECTUAL PROPERTY RIGHTS

3.1            REGISTRATION

Marks

At Licensor's expense, Licensee will co-operate with Licensor for the purpose of:

(a)            applying for registration of any aspect of the Gage Brand as a trademark, with the Canadian Intellectual Property Office, and obtaining and maintaining registration thereof, and

(b)            protecting, preserving and enhancing the Gage Brand and Licensor's interest therein;

and in furtherance of such obligations, Licensee will execute and deliver to Licensor all instruments that Licensor, acting reasonably and at its expense, determines are necessary or prudent from time to time.

3.2            PRESERVATION AND ENHANCEMENT OF LICENSOR'S INTEREST

Licensee will not itself and will not assist, permit, or encourage any third party to:

(a)            do anything or omit to do anything that might impair, jeopardize, violate, harm, disparage, infringe, violate, or otherwise reflect negatively upon the Licensor, the Gage Brand, or Licensor's rights relating to the Gage Brand;

(b)            attack or challenge the validity of the Gage Brand or Licensor's rights relating thereto;

(c)            claim, use, or apply to register, record or file any trademark that is or are confusingly similar to the Gage Brand, in any jurisdiction; or

(d)            make any representation to the effect that the Gage Brand is owned by Licensee rather than Licensor;

3.3            CONFIDENTIAL INFORMATION

Each of the Parties shall keep strictly confidential all information regarding the business or activities of the other Party that each Party may acquire, see, or be informed of as a direct or indirect consequence of this Agreement, the exercise of the Licence or any other transaction regarding this Agreement. Confidential Information shall not include information that is in the public domain, that was known to the receiving Party at the time of disclosure by the disclosing Party, or that is learned by the receiving Party hereafter by independent discovery or through a third party without breach of an obligation of confidentiality or good faith. The receiving Party shall not use, duplicate, or disclose to any other person or corporation, any Confidential Information or any recollections thereof, except as first authorized by the disclosing Party in writing, or where required to do so by law or by the order of any court of competent jurisdiction.

4	EXECUTION VERSION

ARTICLE 4 - TERMINATION AND THE EFFECT OF TERMINATION

4.1	TERMINATION

(a)            Licensor may, at its option, terminate this Licence and this Agreement upon the occurrence of any of the following events:

(i) if there is a change in control or transfer of Licensee;

(ii) if Licensee sells or transfers its business to a third party (which is not an Affiliate);

(iii) subject to paragraph 4.2 below, Licensee defaults in observing or performing any of its obligations hereunder and fails to correct or has not commenced correcting and, if it has commenced correcting, is not diligently continuing to correct, the default within thirty (30) days after receiving from Licensor a written demand to correct the default;

(iv) if Licensee becomes insolvent, commits an act of bankruptcy, or makes an assignment for the benefit of creditors, or if a receiver or receiver-manager is appointed for Licensee or any of its assets, or if any proceeding in bankruptcy, receivership, winding-up, or liquidation is initiated in respect of Licensee and continues for twenty-one (21) days without being dismissed;

(v) Licensee ceases or admits in writing its intention to cease the manufacture, sale, provision, or distribution of the Goods or the Services or the conduct of its business in the ordinary course;

(vi) if Licensee commences an action or makes a claim contesting the validity, ownership or registration of the Gage Brand; and

(vii) for any reason, in Licensor’s sole discretion, upon ninety (90) days’ notice.

(b)            Licensee may, at its option, terminate this Licence and this Agreement upon the occurrence of any of the following events:

(i) if there is a change in control or transfer of Licensor, such that a competitor of Licensee has direct or indirect control over Licensor or its business;

(ii) if Licensor sells or transfers its business to a third party (which is not an Affiliate);

(iii) Licensor defaults in observing or performing any of its obligations hereunder and fails to correct or has not commenced correcting and, if it has commenced correcting, is not diligently continuing to correct, the default within thirty (30) days after receiving from Licensee a written demand to correct the default; and

(iv) if Licensor becomes insolvent, commits an act of bankruptcy, or makes an assignment for the benefit of creditors, or if a receiver or receiver-manager is appointed for Licensee or any of its assets, or if any proceeding in bankruptcy, receivership, winding-up, or liquidation is initiated in respect of Licensee and continues for twenty-one (21) days without being dismissed.

(c)            Subject to the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), similar applicable provincial legislation, and any case law decided thereunder, in the event that Licensor becomes insolvent, commits an act of bankruptcy, or makes an assignment for the benefit of creditors, or if a receiver or receiver-manager is appointed for Licensor or any of its assets, or if any proceeding in bankruptcy, receivership, winding-up, or liquidation is initiated in respect of Licensor, the rights and License granted to Licensee under this Agreement shall survive any such proceedings and bind any subsequent owner of the Gage Brand, subject to a court or administrative body of competent jurisdiction holding otherwise.

5	EXECUTION VERSION

(d)            Termination of this Agreement for any reason shall not release either Party from any liability which at the time of termination has already accrued to the other Party or which thereafter may accrue in respect of any act or omission prior thereto.

4.2	DISPUTE RESOLUTION

(a)            If a dispute arises out of or in relation to this Agreement, or its breach and/or the License, including any dispute regarding its existence, validity, or termination in respect of Section 4.1 above (the "Dispute" for the purposes of this Article 4 and one Party gives written notice to the other Party, setting out the details of the Dispute (the "Notice")), each Party shall identify a senior management officer to negotiate an appropriate resolution between the Parties and such negotiation, if unsuccessful, shall lead to discussions between the presidents of the Parties, in an attempt to reach a resolution.

(b)            If the Dispute is not resolved, pursuant to paragraph (a) above, within sixty (60) days of the date of the Notice in Subsection 4.2(a) above, the Parties shall submit the Dispute to a sole mediator, selected by the Parties, or, at any time at the option of a Party, to mediation by a mediator appointed by the ADR Institute of Canada Inc., or its successor (the "ADR Institute"), which mediation shall be governed by the then-current mediation rules of the ADR Institute.

(c)            If the Dispute is not resolved, pursuant to paragraph (a) or (b) above, within one hundred and twenty (120) days of the date of the Notice in Subsection 4.2(a) above, the Dispute shall be referred to a panel of three (3) arbitrators (none of whom may have any conflict with the issues forming the subject matter of the arbitration or with the Parties to the arbitration, and all of whom shall have the required expertise for the issues forming the subject of the arbitration) selected by the Parties, with one (1) arbitrator to be appointed by each Party and the third arbitrator to be agreed upon by both Licensor and Licensee, within thirty (30) days or in the absence of such selection, to a panel of three (3) arbitrators appointed by the ADR Institute, upon application of either Party, which arbitration shall be governed by the Arbitration Act, 1991 (Ontario) and the then current arbitration rules of the ADR Institute. Judgment on the award may be entered in any court in the Territory having jurisdiction. The arbitrators shall send a copy of their decision to the Parties as soon as practicable after conclusion of the final hearing, but, in any event, no later than sixty (60) days after the final hearing, unless that time period is extended for a fixed period by the arbitrators and written notice is given to each Party, because of illness or other cause beyond the arbitrators' control. The decision of the arbitrators shall be final and binding on the Parties and shall not be subject to any appeal or review, if the arbitrators have followed the rules of the ADR Institute and have proceeded in accordance with the principles of natural justice. The Parties, their representatives, other participants and the arbitrators shall hold the existence, content and result of the arbitration in confidence.

(d)            If the Dispute is not resolved in accordance with the above, within one hundred and fifty (150) days of the date of the Notice in Subsection 4.2(a) above, either Party may commence a court action in a court within the Territory or in the Federal Court, as it so chooses.

(e)            The Parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and Licensor or Licensee may, in its sole discretion, apply, prior to or during negotiation or arbitration, to a court of competent jurisdiction, for specific performance or injunctive relief on an interim or interlocutory basis, as such court may deem just and proper, in order to enforce this Agreement or the license granted herein or prevent any violations hereof at an interim or interlocutory stage in the dispute resolution process.

4.3	LICENSEE'S RIGHTS AND OBLIGATIONS ON TERMINATION

Upon termination of the Licence or this Agreement:

(a)            Licensee shall cease using the Gage Brand (subject to sub-section 4.3 (b) below);

6	EXECUTION VERSION

(b)            Licensee may sell its then existing inventory of the Goods bearing the Gage Brand and continue to use the relevant Gage domain names, the Instagram account @gagecannabiscanada, and the Twitter account @gagecanada for a period of six months and then, as directed by Licensor, Licensee shall surrender the relevant Gage domain names and the aforementioned social media accounts to Licensor and either surrender to Licensor or destroy all material bearing or referring to the Gage Brand; and

(c)            Licensee shall cancel all orders for material bearing the Gage Brand and advertising, using, or referring to the Gage Brand.

ARTICLE 5 - THIRD PARTIES

5.1	INFRINGEMENT

If, during the Term, Licensee becomes aware of use by any third party of a trade name, trademark, get-up of goods or services, domain name, social media account, or mode of advertising that might reasonably amount to infringement or violation of the Gage Brand or of unfair competition or passing off in respect of the Gage Brand, then, Licensee will report particulars of such usage, in writing, to Licensor.

5.2	CLAIMS BY OTHERS

If Licensee becomes aware that any person alleges that the Gage Brand is invalid, infringes the rights of any person, or is open to any other form of attack, then, Licensee will not make any admissions in respect of such allegation and will promptly report the matter to Licensor. Licensor will be responsible to respond, acting reasonably and at its expense, to any such allegations and claims.

5.3	CONDUCT OF PROCEEDINGS

Licensor will have sole conduct of all future legal proceedings and any and all settlement or other arrangements relating to the Gage Brand in the Territory, and shall be responsible for any and all costs and expenses in relation thereto, provided, however, Licensor must consult with Licensee prior to entering into any settlement terms. Licensee will assist and cooperate with Licensor, at Licensor’s expense, in any infringement or passing off litigation involving the Gage Brand at Licensor’s reasonable request.

ARTICLE 6 – INDEMNITIES

6.1            Each Party shall defend, indemnify and hold harmless the other Party, its parents, subsidiaries, affiliates, and their respective officers, directors, employees and agents, from and against any and all claims, actions, demands, liabilities, losses, damages, judgments, settlements, costs and expenses (including reasonable legal fees and expenses) that may be asserted or instituted or brought about by any third party (any or all of the foregoing, a “Claim”) arising out of or in connection with:

(a)	its breach, actual or alleged, of any term set forth in this Agreement; or

(b)	its gross negligence or willful misconduct in connection with its performance hereunder.

6.2            Any Party claiming indemnification hereunder will give the other prompt written notice of any Claim, provide reasonable cooperation in the investigation and defense thereof, and permit the indemnifying Party, at its sole expense, to defend such Claim with the legal counsel of its choice. Any settlement intended to bind either Party hereunder shall not be final without its prior written consent, not to be unreasonably withheld or delayed. Nothing herein shall prevent either Party from defending any Claim, at its own expense through its own counsel, notwithstanding that the defense may have been undertaken by the other Party.

7	EXECUTION VERSION

6.3           WITH THE EXCEPTION OF ANY ACTIONS ARISING FROM GROSS NEGLIGENCE OR THE INDEMNITIES GRANTED TO THE OTHER PARTY FOR THIRD PARTY CLAIMS, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, RELIANCE OR SPECIAL DAMAGES OF ANY NATURE, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY WAS ADVISED OR OTHERWISE KNEW OF THE POSSIBILITY THEREOF.

ARTICLE 7 GENERAL

7.1	ASSIGNMENT, SUBLICENSING, AND CHANGE OF CONTROL

(a)            Licensor shall not sell, assign, grant, convey, transfer, and set over to any third party this Agreement or the License, in whole or in part. In the event that Licensor wishes to sell, assign, grant, convey, transfer, and set over to any third party its rights under this Agreement, Licensor must obtain Licensee's prior written consent and bind such third party to the terms and conditions of this Agreement.

(b)            Licensee shall not sell, assign, sublicense grant, convey, transfer, and set over to any third party this Agreement or the License, in whole or in part. In the event that Licensee wishes to sell, assign, sublicense, grant, convey, transfer, and set over to any third party its rights under this Agreement, Licensee must obtain Licensor's prior written consent and bind such third party to the terms and conditions of this Agreement.

7.2	TIME IS OF THE ESSENCE/WAIVER

Time is of the essence hereof. If either Party waives a particular default, wrongful act, or omission of the other Party, such waiver will not affect or impair the rights of such Party in respect of any other default, wrongful act, or omission of the other Party. If either Party delays or fails to exercise any rights in connection with any default, wrongful act, or omission of the other, such delay or failure will not affect or impair the rights of such Party in respect of that event or any other default, wrongful act, or omission of the other Party. In any event, time shall continue to be of the essence without the necessity of specific reinstatement.

7.3	LAW/COURTS

This Agreement shall be governed by and construed in accordance with the laws of the province of Ontario, Canada, and federal laws of Canada applicable hereto, without reference to the choice of law principles thereof. Each of the Parties irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation arising out of or relating to this Agreement and under no circumstances shall any relief or remedy awarded by a trial by jury be enforceable against any Party.

7.4	SUCCESSORS/ASSIGNS

This Agreement shall be binding upon and enure to the benefit of the Parties, their successors and permitted assigns.

7.5	NOTICE

Any notice, demand, request, consent or objection required or contemplated to be given or made by any provision of this Agreement must be in writing and must be sent by registered mail with postage prepaid and return receipt requested or by facsimile or delivered and must be directed to or addressed as follows:

To Licensor:	To Licensee:

Wolverine Partners Corp. at 77 King Street West, Suite 400,	Radicle Cannabis Holdings Inc. 77 King Street West, Suite 3000,

8	EXECUTION VERSION

TD Centre, Toronto, Ontario	TD Centre, Toronto, Ontario

M5K 0A1	M5K 1G8

Attention: Legal Department Facsimile No.	Attention: Legal Department Facsimile No.

7.6	ENTIRE AGREEMENT

This Agreement supersede all prior agreements and understandings of the Parties regarding the Gage Brand, it contains the entire understanding between the Parties as it relates to the Gage Brand, and it may not be varied except by written instrument signed by both Parties.

7.7	CUMULATIVE REMEDIES

All rights and remedies of each Party shall be cumulative and none of them shall limit or exclude any other right or remedy provided by this Agreement or by law.

7.8	GENERAL AND FURTHER ASSURANCES

Each Party shall at its expense execute and deliver such other documents and do such other reasonable acts as necessary to give effect to the intent of this Agreement.

7.9	SEVERABILITY

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.10	RELATIONSHIP BETWEEN THE PARTIES

Nothing in this Agreement shall be construed as creating a partnership, agency relationship, joint venture, or any other relationship between Licensee and Licensor other than that of licensor and licensee, respectively, of the Gage Brand.

7.11	GENERAL PROVISIONS

The following provisions shall be applied wherever appropriate herein: (a) "herein," "hereby," "hereunder," "hereof," "hereto" and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) "including" means "including without limitation" and is a term of illustration and not of limitation; (c) all definitions set forth herein shall be deemed applicable, whether the words defined are used herein in the singular or the plural; (d) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (e) this Agreement has been jointly prepared by the Parties and shall not be construed against any person as the principal draftsperson hereof or thereof; (f) any section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement; (g) any references herein to a particular Subsection, Section, Article, Exhibit or Schedule means a Subsection, Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; and (h) all references to days shall mean calendar days, unless otherwise provided.

7.12	AUTHORITY TO ENTER THIS AGREEMENT

Each Party, through the undersigned individuals, represent and warrant that they have the power and authority to enter into and perform this Agreement.

9	EXECUTION VERSION

7.13	MULTIPLE ORIGINALS OF THIS AGREEMENT

Each multiple original of this document shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

7.14	FACSIMILE COPIES OF THIS AGREEMENT

A facsimile copy, PDF copy or photocopy of the signature of a Party to this Agreement, or of their authorized representative, shall have the same force and effect as an original signature

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

WOLVERINE PARTNERS CORP.

Per:	/s/ Fabian Monaco
Name: Fabian Monaco
Title: President
I have authority to bind the Corporation

RADICLE CANNABIS HOLDINGS INC

Per:
Name: Ziad Reda
Title: Chief Executive Officer
I have authority to bind the Corporation

9	EXECUTION VERSION

7.13	MULTIPLE ORIGINALS OF TIDS AGREEMENT

Each multiple original of this document shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

7.14	FACSIMILE COPIES OF THIS AGREEMENT

A facsimile copy, PDF copy or photocopy of the signature of a Party to this Agreement, or of their authorized representative, shall have the same force and effect as an original signature

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

WOLVERINE PARTNERS CORP.

Per:
Name: Fabian Monaco
Title: President
I have authority to bind the Corporation

RADICLE CANNABIS HOLDINGS INC

Per:
Name
Title: Chief Executive Officer
I have authority to bind the Corporation

EXECUTION VERSION

SCHEDULE "A"

Affiliates: parent, subsidiary and related companies, entities, licensees, partnerships, successors and assigns, heirs, executors, administrators and all others acting by, through, or with them or under their authority or direction or in privity with them, including directors, officers, custodians, shareholders, agents, partners and their respective legal and personal representatives and assigns.

Agreement: this agreement, including any recitals and schedules to this agreement, as the same may be amended, supplemented or restated in writing from time to time and executed by both Parties.

Confidential Information: the information described in Article 3.3.

Derivative: any work based upon the Gage Brand, such as a revision, modification, translation (including compilation or recapitulation by computer), abridgement, expansion, or any other form in which the Gage Brand may be recast, transformed, or adapted, and that, if prepared without authorization by Licensor would constitute a copyright infringement.

Effective Date: the date set out on page 1 of this Agreement.

Gage Brand: (a) the trademarks: (i) “GAGE” Canadian application no. 1868389; (ii) “GAGE”, U.S. serial no. 88309277 and 87695693; (iii) “GAGE LIFE”, Canadian application no. 1868390; (iv) “GAGE LIFE”, a common law trademark in the U.S.; (v) “SMALL BATCH HIGH EXPECTATIONS”, Canadian application no. 1929251; (vi) “SMALL BATCH HIGH EXPECTATIONS”, U.S. serial no. 88376108; (vi) “HIGH EXPECTATIONS”, Canadian application no. 1929255; (vii) “HIGH EXPECTATIONS”, U.S. serial no. 88423373; (viii) “SMALL BATCH”, a common law trademark in Canada and the U.S.; (ix) “THE CRAFT PACK”, Canadian application no. 1953176; (x) “THE CRAFT PACK”, U.S. serial no. 88475030; (xi) “THE ART OF CRAFT CANNABIS”, Canadian application no. 1929248; and (xii) “THE ART OF CRAFT CANNABIS”, a common law trademark in the U.S.; (b) the domain names www.gage.ca and www.gagecannabis.ca; (c) the Instagram account @gagecannabiscanada; and (d) the Twitter account @gagecanada.

Licence: Licensee's right to use the Gage Brand, pursuant to this Agreement, as amended and supplemented from time to time, in writing and executed by both Parties.

Services: any services of any nature and type in respect of cannabis and/or marijuana and in respect of the Goods, all as associated with the Gage Brand that Licensee may distribute or sell from time to time in accordance with this Agreement.

Goods: cannabis and marijuana and any product(s) of any nature and type in respect thereof and any other products associated with the Gage Brand that Licensee may distribute or sell from time to time in accordance with this Agreement.

Term: commences on the Effective Date and continues in accordance with Article 2, subject to Article 4.

Territory: Canada.